UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934

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Orion Energy Systems, Inc.

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Orion Energy Systems, Inc.
2210 Woodland Drive
Manitowoc, Wisconsin 54220
(800) 660-9340

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Orion Energy Systems, Inc.:
We cordially invite you to attend our 2013 Annual Meeting of Shareholders on Wednesday, August 7, 2013, at 1:00 p.m., Central Time, at our corporate headquarters, 2210 Woodland Drive, Manitowoc, Wisconsin 54220.
At the annual meeting, as we describe in the accompanying proxy statement, we will ask you to vote on the following matters:

1.
the election of three nominees named in the attached proxy statement as Class III directors to serve terms expiring at the 2016 annual meeting of shareholders and one nominee named in the attached proxy statement as a Class I director to serve a term expiring at the 2014 annual meeting of shareholders, and, in each case, until their successors have been duly elected and qualified;

2.	an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement;

3.	the ratification of BDO USA, LLP to serve as our independent registered public accounting firm for our fiscal year 2014; and

4.	such other business as may properly come before the annual meeting, or any adjournment or postponement thereof.
You are entitled to vote at the annual meeting only if you were a shareholder of record at the close of business on June 4, 2013. A proxy statement and proxy card are enclosed. Whether or not you expect to attend the annual meeting, it is important that you promptly complete, sign, date and mail the proxy card in the enclosed envelope so that you may vote your shares. If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for the election of directors or on the advisory vote to approve the compensation of our named executive officers. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

By order of the Board of Directors:

John H. Scribante
Chief Executive Officer
Manitowoc, Wisconsin
June 24, 2013

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on August 7, 2013. The Orion Energy Systems, Inc. proxy statement for the 2013 Annual Meeting of Shareholders and the 2013 Annual Report to Shareholders are available at https://www.proxydocs.com/oesx.

Our Annual Report on Form 10-K is enclosed with this notice and proxy statement.

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS
To be Held August 7, 2013

This proxy statement and accompanying form of proxy are being furnished to our shareholders beginning on or about June 24, 2013, in connection with the solicitation of proxies by our board of directors for use at our 2013 Annual Meeting of Shareholders to be held on Wednesday, August 7, 2013, at 1:00 p.m., local time, at our corporate headquarters, 2210 Woodland Drive, Manitowoc, Wisconsin 54220, and at any adjournment or postponement thereof (which we refer to collectively as our “annual meeting”), for the purposes set forth in the attached Notice of 2013 Annual Meeting of Shareholders and as described herein.

Execution of a proxy will not affect your right to attend the annual meeting and to vote in person, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before it is exercised by giving written notice of your intention to revoke the proxy to our Board Secretary, by notifying the appropriate personnel at the annual meeting in writing or by voting in person at the annual meeting. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the annual meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s four director nominees set forth below; (2) for the advisory vote to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the executive compensation tables set forth below in this proxy statement; (3) for ratification of BDO USA, LLC to serve as our independent registered public accounting firm for our fiscal year 2014; and (4) on such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies.

IMPORTANT: If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote, your broker will not be permitted to vote your shares for the election of directors or on the advisory vote to approve the compensation of our named executive officers. Therefore, you must affirmatively take action to vote your shares at our annual meeting. If you do not, your shares will not be voted on these items.

The four nominees receiving the highest vote totals of the eligible shares of our common stock, no par value per share (“Common Stock”), will be elected as our directors. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

The advisory vote to approve the compensation of our named executive officers and the appointment of BDO USA, LLC to serve as our independent registered public accounting firm for our fiscal year 2014 will be approved if the votes cast in favor of approval exceed the votes cast against approval. Abstentions will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast.

Only holders of record of shares of our Common Stock as of the close of business on June 4, 2013 (the “Record Date”) are entitled to vote at the annual meeting. As of the Record Date, we had 20,177,922 shares of Common Stock outstanding and entitled to vote. The record holder of each share of Common Stock outstanding on the Record Date is entitled to one vote per share on each matter submitted for shareholder consideration at the annual meeting.

In order for us to validly transact business at the annual meeting, we must have a quorum present. A majority of the votes of the shares of Common Stock entitled to be cast, or shares representing at least 10,088,961 votes, will represent a quorum for the purposes of the annual meeting.

WE INTEND TO BEGIN MAILING THIS PROXY STATEMENT ON OR ABOUT JUNE 24, 2013.

PROPOSAL ONE:

ELECTION OF DIRECTORS

We maintain a staggered board of directors divided into three classes. Currently, there are three directors in each of Class II and Class III and four directors in Class I. Each director generally serves for a term ending on the date of the third annual shareholders’ meeting following the annual shareholders’ meeting at which such director’s class was most recently elected and until his or her successor is duly elected and qualified.

At the annual meeting, the terms of all three of our current Class III directors will expire. At the annual meeting, our shareholders will elect three Class III directors to serve until our 2016 annual meeting of shareholders and until their successors are duly elected and qualified. In addition, the board has elected to submit Kenneth L. Goodson, Jr., a director appointed to the board in May 2013, to a vote of shareholders at the 2013 annual meeting as part of good corporate governance practices. If elected, Mr. Goodson will serve as a Class I director until our 2014 annual meeting of shareholder and until his successor is duly elected and qualified.

The board’s nominees for election as directors at the 2013 annual meeting are James R. Kackley (Class III), James D. Leslie (Class III), Thomas N. Schueller (Class III) and Kenneth L. Goodson, Jr. (Class I), each of whom is currently serving as a director of our company. Information about each of these directors is set forth below.

The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the board’s nominees with respect to all proxies we receive unless instructions to the contrary are provided. If any nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our board. Our directors have no reason to believe that any of the nominees named below will be unable to serve if elected.

The following sets forth certain information, as of June 24, 2013, about each of the board’s nominees for election at the annual meeting and each director of our company whose term will continue after our annual meeting.

Nominees For Election at the Annual Meeting

Class III Directors — Terms Expiring 2016

James R. Kackley, 71, has been a director since 2005 and the non-executive chairman of our board since August 25, 2010, and served as our president and chief operating officer from July 2009 until May 2010. Mr. Kackley practiced as a public accountant for Arthur Andersen, LLP from 1963 to 1999. From 1974 to 1999, he was an audit partner for the firm. In addition, in 1998 and 1999, he served as chief financial officer for Andersen Worldwide. From June 1999 to May 2002, Mr. Kackley served as an adjunct professor at the Kellstadt School of Management at DePaul University. Mr. Kackley serves as a director, a member of the executive committee and the audit committee chairman of Herman Miller, Inc. From 2004 until 2010, Mr. Kackley served as a director and member of the management resources and compensation committee and audit committee of PepsiAmericas, Inc. prior to its sale, and from February 2007 to October 2007 he also served as a director and a member of the nominating and governance committee and the audit committee of Ryerson, Inc. prior to its sale. In December 2010, Mr. Kackley was elected to the board of directors of Perficient, Inc., a publicly-traded information technology consulting firm, where he serves as non-executive chairman of the board and as a member of the audit committee and nominating and governance committee. We believe that Mr. Kackley’s background as an accountant and chief financial officer, his public company board of directors service, his role as our president and chief operating officer and his experience in leadership positions in business qualify him for service as a director of our company.

James D. Leslie, 52, was appointed to our board of directors in May 2013. Since October 3, 2011, Mr. Leslie has been employed by Datalink Corporation, a national data center solutions company, serving as its Executive Vice President of Advisory Services from October 1,2012 to the present and as Executive Vice President of Strategy and Business Development from October 3, 2011 to September 30, 2012. Prior to joining Datalink Corporation, Mr. Leslie served as Chairman and CEO of Midwave, an information technology services company founded by Mr. Leslie. Mr. Leslie graduated from the University of California, Berkeley. We believe that Mr. Leslie's prior experience as a CEO and in senior management positions qualify him for service as a director of our company.

Thomas N. Schueller, 70, was appointed to our board of directors in April 2010 and elected by shareholders at our 2010 annual meeting. From 2007 until his retirement in 2009, Mr. Schueller was chief credit officer and managing director of Lake Shore Wisconsin Corporation, a commercial banking enterprise headquartered in Sheboygan, Wisconsin. Prior to his position at Lake Shore Wisconsin Corporation, Mr. Schueller served as president and senior loan review officer of Community Bank and Trust of Sheboygan, a commercial bank headquartered in Sheboygan, Wisconsin, from 1990 to 2007. From 1970 to 1989, Mr. Schueller served in a variety of positions, including senior vice president and regional senior lender, for Citizens Bank and Trust in Sheboygan. We believe that Mr. Schueller’s career in the commercial finance industry and his experience in helping to finance many growth companies qualify him for service as a director of our company.

Class I Director — Term Expiring 2014

Kenneth L. Goodson, Jr., 60, was appointed to our board of directors in May 2013. Since 1997, Mr. Goodson has been employed by Herman Miller Inc., serving as the Executive Vice President of Worldwide Operations from 2001 to the present. Mr. Goodson currently expects to retire to special projects with Herman Miller Inc. in June 2013. Mr. Goodson was elected to the Fender Musical Board of Directors in 2006 and has served on the Audit Committee and Personnel Committee and is currently the Chair of the Personnel Committee. Mr. Goodson graduated in 1975 from The Pennsylvania State University with a Bachelor of Science in Administrative Management. We believe that Mr. Goodson’s background in the energy industry and in management positions qualify him for service as a director of our company.

RECOMMENDATION OF THE BOARD: The board of directors recommends a vote for each of the above director nominees.

Directors Continuing in Office

Class I Directors — Terms Expiring 2014

John H. Scribante, 48, was appointed as our Chief Executive Officer and a director in September 2012. Prior to his appointment as Chief Executive Officer, Mr. Scribante served as the President of Orion Engineered Systems Division since August 2009, after serving as our Senior Vice President of Business Development since 2007. Mr. Scribante served as our Vice President of Sales from 2004 until 2007. Prior to joining our company, Mr. Scribante co-founded and served as chief executive officer of Xe Energy, LLC, a distribution company that specialized in marketing energy reduction technologies, from 2003 to 2004. From 1996 to 2003, he co-founded and served as president of Innovize, LLC, a company that provided outsourcing services to mid-market manufacturing companies. Mr. Scribante’s experience working with our company since 2004 as well as his prior experience in high level management positions qualify him for service as a director of our company.

Michael J. Potts, 49, became our president and chief operating officer in July 2010. Prior to becoming our president and chief operating officer, Mr. Potts served as our executive vice president since 2003 and has served as a director since 2001. Mr. Potts joined our company as our vice president—technical services in 2001. Prior to joining our company, Mr. Potts founded Energy Executives Inc., a consulting firm that assisted large energy-consuming clients on energy issues. From 1988 through 2001, Mr. Potts was employed by Kohler Co., one of the world’s largest manufacturers of plumbing products. From 1990 through 1999 he held the position of supervising engineer—energy in Kohler’s energy and utilities department. In 2000, Mr. Potts assumed the position of supervisor—energy management group of Kohler’s entire corporate energy portfolio, as well as the position of general manager of its natural gas subsidiary. Mr. Potts is licensed as a professional engineer in Wisconsin. We believe that Mr. Potts’ experiences as our executive vice president and in leadership roles in the energy industry and his public affairs experience and engineering background qualify him for service as a director of our company.

Elizabeth Gamsky Rich, 54, was appointed to our board of directors in June 2010. Since January 2009 and from 2000 to 2007, Ms. Rich has been the owner of, and an attorney with, Elizabeth Gamsky Rich & Associates S.C., a law firm offering legal services in the areas of energy law, environmental law, land use, real estate law and business law. From September 2007 to January 2009, Ms. Rich was a principal shareholder of Petrie & Stocking S.C., supervising a general legal practice and practicing in the areas of energy, environmental and real estate law and related litigation. Ms. Rich has served as a member of the board of directors for Outpost Natural Foods, Gateway 2 Center Inc., the Wisconsin State Bar Board of Governors and the Plymouth Arts Foundation, and she currently serves on the board of directors for the Farm-to-Consumer Legal Defense Foundation. We believe that Ms. Rich’s background in advising companies in the energy and environmental sectors and her experience as a director for various entities qualify her for service as a director of our company.

Class II Directors — Terms Expiring 2015

Mark C. Williamson, 59, has served as a director since April 2009 and was our lead independent director from October 2009 through May 2013. Mr. Williamson has been a partner of Putnam Roby Williamson Communications of Madison, Wis., a strategic communications firm specializing in energy utility matters, since 2008. He has more than 20 years of executive-level utility experience. Prior to joining Putnam Roby Williamson Communications, Mr. Williamson was vice president of major projects for American Transmission Company from 2002 to 2008, served as executive vice president and chief strategic officer with Madison Gas and Electric Company from 1986 to 2002 and, prior to 1986, was a trial attorney with the Madison firm Geisler and Kay S.C. We believe that Mr. Williamson’s background in the energy utility industry and in management positions qualify him for service as a director of our company.

Michael W. Altschaefl, 54, has served as a director since October 2009. Mr. Altschaefl is the Vice President - Strategy and Business Development of Shiloh Industries, Inc., a public company and leading independent manufacturer of advanced metal product solutions for high volume applications in the North American automotive, heavy truck, trailer and consumer markets. Mr. Altschaefl was an owner and chief executive officer of Albany-Chicago Company LLC, a custom die cast and machined components company when Shiloh Industries purchased the company in December of 2012. Mr. Altschaefl is a certified public accountant. Prior to joining Albany-Chicago Company LLC in 2008, Mr. Altschaefl worked for twenty-seven years with two independent registered public accounting firms, including sixteen years as a partner. We believe that Mr. Altschaefl's experience in leadership positions at manufacturing companies and his background as an accountant qualify him for service as a director of our company.

Tryg C. Jacobson, 57, was appointed to our board of directors in May 2011. Since 2010, Mr. Jacobson has been the founder and president of Jake’s Café LLC, a collaborative community for creative professionals. Prior to founding Jake’s Café LLC, Mr. Jacobson was the owner and chairman of Jacobson Rost, a Wisconsin-based marketing communications firm specializing in corporate branding, from 1981 to 2010. Before joining Jacobson Rost, Mr. Jacobson ran Ice Nine Corporation, a Minneapolis textile printing firm he founded in 1978. In addition to his business responsibilities, Mr. Jacobson served until 2010 on the Kohler Foundation’s Board of Directors. He has also been a brand specialist/speaker for The Executive Committee since 1995, focusing on teaching his brand methodology to businesses in the United States and Canada. Mr. Jacobson has also served as a director of US Sailing Center Sheboygan since 2009. We believe that Mr. Jacobson’s experiences in leadership positions at companies in the corporate communications and branding industry qualify him for service as a director of our company.

We strongly encourage our directors to attend our annual meeting. All of our then-serving directors attended our 2012 annual meeting.

CORPORATE GOVERNANCE

Board of Directors — General

Our board of directors met 13 times during fiscal 2013 (including executive meetings of independent directors). All of our directors attended at least seventy-five percent of the aggregate of (a) the total number of meetings of the board held during the fiscal year while they were a director and (b) the total number of meetings held by all committees of the board on which they served during the fiscal year while they were serving on the committees.

Our board has determined that each of Ms. Rich and Messrs. Altschaefl, Goodson, Jacobson, Kackley, Leslie, Schueller and Williamson is independent under listing standards of the NYSE MKT (which we refer to as the “NYSE MKT”). Our board generally uses the director independence standards set forth by the NYSE MKT as its subjective independence criteria for directors, and then makes an affirmative determination as to each director’s independence by taking into account other, objective criteria as applicable.

Board Committees

Our board of directors has established an audit and finance committee, a compensation committee and a nominating and corporate governance committee, and has adopted charters for each committee describing their respective responsibilities. The charters are available on our website at www.oesx.com. Our board determined that Messrs. Goodson and Leslie will be appointed to appropriate committees after a suitable orientation period in order to make an informed decision about which committees each director would be best suited.

Our audit and finance committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”) and is currently comprised of Messrs. Altschaefl, Schueller and Williamson, with Mr. Altschaefl acting as the chair. Each member of the audit and finance committee is an audit committee financial expert, as defined under rules of the Securities and Exchange Commission (which we refer to as the “SEC”) implementing Section 407 of the Sarbanes-Oxley Act of 2002 (which we refer to as the “Sarbanes-Oxley Act”). The principal responsibilities and functions of our audit and finance committee are to (i) oversee the reliability of our financial reporting, the effectiveness of our internal control over financial reporting, and the independence of our internal and external auditors and audit functions and (ii) oversee the capital structure of our company and assist our board of directors in assuring that appropriate capital is available for operations and strategic initiatives. In carrying out its accounting and financial reporting oversight responsibilities and functions, our audit and finance committee, among other things, oversees and interacts with our independent auditors regarding the auditors’ engagement and/or dismissal, duties, compensation, qualifications and performance; reviews and discusses with our independent auditors the scope of audits and our accounting principles, policies and practices; reviews and discusses our audited annual financial statements with our independent auditors and management; and reviews and approves or ratifies (if appropriate) related party transactions. Our audit and finance committee also is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. Our audit and finance committee met 11 times in fiscal 2013. Our audit and finance committee meets the requirements for independence under the current rules of the NYSE MKT and the SEC, as Messrs. Altschaefl, Schueller and Williamson are all independent directors for such purposes.

Our compensation committee is currently comprised of Ms. Rich and Messrs. Jacobson and Williamson, with Mr. Williamson acting as the chair. The principal functions of our compensation committee include (i) administering our incentive compensation plans; (ii) establishing performance criteria for, and evaluating the performance of, our executive officers; (iii) annually setting salary and other compensation for our executive officers; (iv) overseeing the company’s response to the outcome of the advisory vote on executive compensation; and (v) annually reviewing the compensation paid to our non-employee directors. Our compensation committee met seven times in fiscal 2013. Our compensation committee meets the requirements for independence under the current NYSE MKT and SEC rules, as Ms. Rich and Messrs. Jacobson and Williamson are all independent directors for such purposes. Our compensation committee engaged Towers Watson, a compensation consultant, to provide it with Towers Watson’s market assessment, with a focus on competiveness, of the total compensation of the company’s executive officers to assist the committee in determining fiscal 2013 compensation. Towers Watson provided no other services to us fiscal 2013. The aggregate fees for this engagement did not exceed $120,000 during fiscal 2013.

Our nominating and corporate governance committee is comprised of Ms. Rich and Messrs.  Altschaefl and Schueller, with Mr. Schueller acting as the chair. The principal functions of our nominating and corporate governance committee are, among other things, to (i) establish and communicate to shareholders a method of recommending potential director nominees for the committee’s consideration; (ii) develop criteria for selection of director nominees; (iii) identify and recommend persons to be selected by our board of directors as nominees for election as directors; (iv) plan for continuity on our board of directors; (v) recommend action to our board of directors upon any vacancies on the board; and (vi) consider and recommend to our board other actions relating to our board of directors, its members and its committees. Our nominating and corporate governance committee met four times in fiscal 2013. Our nominating and corporate governance committee meets the requirements for independence under the current NYSE MKT and SEC rules, as Ms. Rich and Messrs. Altschaefl and Schueller are all independent directors for such purposes.

Board Leadership Structure and Role in Risk Oversight

Our board of directors does not have a policy on whether or not the roles of chief executive officer and chairman should be separate. Our board reserves the right to assign the responsibilities of the chief executive officer and chairman in different individuals or in the same individual if, in the board’s judgment, a combined chief executive officer and chairman position is determined to be in the best interest of our company. In the circumstance where the responsibilities of the chief executive officer and chairman are vested in the same individual or in other circumstances when deemed appropriate, the Board will designate a lead independent director from among the independent directors to preside at the meetings of the non-employee director executive sessions.

The positions of chief executive officer and chairman have been separate since August 25, 2010, when our board elected Mr. Kackley as the independent non-executive chairman of the board. Our board retains the authority to modify this structure to best address our company’s unique circumstances as and when appropriate.

Our full board is responsible for the oversight of our operational risk management process. Our board has assigned responsibility for addressing certain risks, and the steps management has taken to monitor, control and report such risk, to our audit and finance committee, including risks relating to execution of our growth strategy, the effects of the recessionary global economy on customer purchases, communications with the investment community regarding the impact of various activities on profitability, component inventory supply, our ability to expand our partner network, communication with investors, certain actions of our competitors, the protection of our intellectual property, sufficiency of our capital, wireless inventory investment and risk of obsolescence, security of information systems and data, implementation of new information systems, credit risk, product liability, costs of reliance on external advisors and addition of new renewable energy technologies, with appropriate reporting of these risks made periodically to the full board. Our board relies on our compensation committee to address significant risk exposures facing our company with respect to compensation, including risks relating to retention of rainmakers and other key sales personnel, protection of partner relationships, management succession and benefit costs, also with appropriate reporting of these risks made periodically to the full board. Our board’s role in the oversight of our risk management has not affected our board’s determination that separate chief executive officer and chairman positions constitute the most appropriate leadership structure for our company at this time. Our audit and finance committee and our full board review and comment on the draft risk factors for disclosure in our annual and quarterly reports and use the receipt of such draft risk factors to initiate discussions with appropriate members of our senior management if such risk factors raise questions or concerns about the status of operational risks then facing our company.

Nominating and Corporate Governance Committee Procedures

Our nominating and corporate governance committee will consider shareholder recommendations for potential director nominees, which should be sent to the Nominating and Corporate Governance Committee, c/o Board Secretary, Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. The time by which such recommendations must be received in order to be timely is set forth below under “Shareholder Proposals.” The information to be included with recommendations is set forth in our Amended and Restated Bylaws, and factors that our nominating and corporate governance committee will consider in selecting director nominees are set forth in our Corporate Governance Guidelines. Our Corporate Governance Guidelines are available on our website at www.oesx.com. Our nominating and corporate governance committee evaluates all potential nominees in the same manner, and may consider, among other things, a candidate’s strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, industry knowledge and experience and geographic, gender, age, and ethnic diversity. Our nominating and corporate governance committee believes that directors should display the highest personal and professional ethics, integrity and values and sound business judgment. The committee also believes that, while diversity and variety of experiences and viewpoints represented on our board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of geographic, gender, age or ethnic diversity. Our nominating and corporate governance committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the Board during their current term. As part of its periodic self-assessment, our nominating and corporate governance committee assesses the effectiveness of its director selection policy described in this paragraph, including its provisions relating to the consideration of diversity.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, employees and officers, including our principal executive officer, our principal financial officer, our controller and persons performing similar functions. Our Code of Conduct is available on our web site at www.oesx.com. Future material amendments or waivers relating to the Code of Conduct will be disclosed on our web site referenced in this paragraph within four business days following the date of such amendment or waiver.

EXECUTIVE OFFICERS

The following table sets forth information as of June 24, 2013 regarding our current executive officers:

Name	Age	Position
John H. Scribante	48	Chief Executive Officer
Scott R. Jensen	46	Chief Financial Officer, Chief Accounting Officer and Treasurer
Michael J. Potts	49	President and Chief Operating Officer

The following biographies describe the business experience of our executive officers. (For biographies of Messrs. Scribante and Potts, see “Proposal One: Election of Directors” above.)

Scott R. Jensen has been our Chief Financial Officer since June 3, 2011, our Chief Accounting Officer since October 31, 2011 and our Treasurer since July 2008. He also served as our Chief Accounting Officer from April 2011 until June 3, 2011, as our Chief Financial Officer from July 2008 until April 2011, as our Controller and Vice President of Corporate Finance from 2007 until 2008 and as our Director of Finance from 2004 to 2007. From 2002 to 2004, Mr. Jensen was the manager of financial planning and analysis at the Mirro Co. (a division of Newell Rubbermaid). Mr. Jensen is a certified public accountant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers, whom we refer to as our “NEOs,” during fiscal 2013 and describes our policies and decisions made with respect to the information contained in the following tables, related footnotes and narrative for fiscal 2013. The NEOs are identified below in the table titled “Summary Compensation Table for Fiscal 2013.” In this compensation discussion and analysis, we also describe various actions regarding NEO compensation taken before or after fiscal 2013 when we believe it enhances the understanding of our executive compensation program.

Overview of Our Executive Compensation Philosophy and Design

We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•	to motivate our executive officers to achieve strong financial performance, particularly increased revenue, profitability, free cash flow, cost containment and shareholder value;

•	to attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	to align the economic interests of our executive officers with the interests of our shareholders.
In light of these objectives, we have sought to reward our NEOs for achieving financial performance goals, creating value for our shareholders, and for loyalty and dedication to our company. We are working to implement a new culture that focuses on profit before tax, along with revenue growth, and our fiscal 2014 compensation program is designed to incentivize and reward short-term and long-term decisions that benefit earnings and increase shareholder value.

At the beginning of fiscal 2013, our compensation committee, with the concurrence and support of our former chief executive officer, took the following actions with respect to the compensation of our NEOs and other executive officers:

•	Paid no bonuses for fiscal 2012, despite increasing revenue by over 22% from fiscal 2011 and increasing cash flow provided by operating activities by over 232% from fiscal 2011;

•	Implemented modest salary increases for our NEOs after multiple years of salary freezes (with limited exceptions in connection with new hires and promotions);

•	Implemented a fiscal 2013 annual cash bonus program with a focus on increasing both revenue and net income; and

•
Granted long-term equity incentive awards in the form of five-year pro rata vesting non-qualified stock options and five-year pro rata vesting restricted stock grants in order to achieve an appropriate balance of (i) rewarding NEOs for increasing shareholder value and (ii) motivating and retaining our NEOs while aligning their economic interests with our shareholders through long-term equity ownership.

On September 27, 2012, our board of directors elected John H. Scribante as our new chief executive officer and as a member of the board of directors for a term to expire in 2014. In connection with his appointment as our new chief executive officer, Mr. Scribante’s annual base salary was increased from $325,000 to $460,000. In addition, the base salary of Michael Potts was increased from $280,000 to $285,000 in connection with the modification of certain terms of his employment and severance agreement in connection with the departure of our former chief executive officer. In addition, in connection with the appointment of Mr. Scribante as our chief executive officer, our compensation committee approved a new incentive cash bonus program for the second half of fiscal 2013 in replacement of the fiscal 2013 incentive bonus program based on target revenue and target net income. The new incentive cash bonus program provided a cash bonus opportunity to our NEOs and other key employees based on our relative achievement, in the second half of fiscal 2013, of target operating income of $500,000 (before bonuses and other extraordinary or unusual items) and target cost containment initiatives of $1.48 million. Both target levels were exceeded as we achieved $1.9 million of cost containment and operating income of $1.2 million in the back half of fiscal 2013, resulting in the creation of a bonus pool of approximately $494,000 for participating employees.

In early fiscal 2014, our management team recommended, and our compensation committee approved, the following attributes for our executive compensation program:

•	Maintained the base salaries of our NEOs that were in effect at the end of fiscal 2013;

•
Implemented a fiscal 2014 annual cash bonus program that focuses on profitability as well as increased revenue in order to incentivize decisions that benefit earnings and increase shareholder value. The 2014 annual cash bonus plan provides that no bonuses will be paid unless the Company achieves at least (i) $2.0 million of profit before taxes and (ii) revenue of at least $88.0 million; and

•
Granted long-term equity incentive awards in the form of three-year pro rata vesting restricted stock grants in order to reward our NEOs for increasing shareholder value and to motivate and retain our NEOs while aligning their economic interests with our shareholders through long-term equity ownership.

Our compensation committee has reserved the right and discretion to make exceptions to the executive compensation program, including as any such exception may apply to the determination of any and/or all of the relative base salaries, cash bonuses, long-term incentive compensation and/or total direct compensation of our executives, for outstanding contributions to the overall success of our company and the creation of shareholder value, as well as in cases where it may be necessary or advisable to attract and/or retain executives who our compensation committee believes are or will be key contributors to creating and sustaining shareholder value, as determined by our compensation committee based on the recommendations of our chief executive officer (in all cases other than our chief executive officer’s own compensation). Our compensation committee also has the discretion to adjust the achievement of the financial metrics under the fiscal 2014 annual cash bonus program for unusual and nonrecurring factors and events, such as acquisitions and other unusual costs and expenses.

Setting Executive Compensation

Our board of directors, our compensation committee and our chief executive officer each play a role in setting the compensation of our NEOs. Our board of directors appoints the members of our compensation committee and delegates to the compensation committee the direct responsibility for overseeing the design and administration of our executive compensation program. Our compensation committee consists of Messrs. Williamson (Chair) and Jacobson and Ms. Rich. Each member of our compensation committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” and a “non-employee director” for purposes of Rule 16b-3 under the Securities and Exchange Act of 1934, which we refer to as the “Exchange Act.”

Our compensation committee has primary responsibility for, among other things, determining our compensation philosophy, evaluating the performance of our executive officers, setting the compensation and other benefits of our executive officers, overseeing the company’s response to the outcome of the advisory votes of shareholders on executive compensation, assessing the relative enterprise risk of our compensation program and administering our incentive compensation plans. Our chief executive officer makes recommendations to our compensation committee regarding the compensation of other executive officers and attends meetings of our compensation committee at which our compensation committee considers the compensation of other executives. Our compensation committee considers these recommendations, but has the final discretionary responsibility for determining the compensation of all of our executive officers.

The compensation committee considered the results from the shareholder advisory vote on executive compensation at our 2012 annual meeting of shareholders as support for the company’s compensation policies and practices. At our 2012 annual meeting of shareholders, more than 86% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. Our board of directors and our compensation committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. Our board of directors has determined that our shareholders should vote on a say-on-pay proposal each year in accordance with the preference expressed by shareholders on the "say-when-on-pay" proposal at our 2011 annual meeting of shareholders.

Because of the general recessionary economic and industry conditions and their adverse impact on our fiscal 2012 financial performance and fiscal 2013 prospects, the compensation committee, with the concurrence and support of our former chief executive officer, determined in the beginning of fiscal 2013 that it would (i) pay no bonuses for fiscal 2012, despite increasing revenue by over 22% from fiscal 2011 and increasing cash flow provided by operating activities by over 232% from fiscal 2011; (ii) implement modest salary increases for our NEOs after multiple years of salary freezes (with limited exceptions in connection with new hires and promotions); (iii) implement a fiscal 2013 annual cash bonus program with a focus on increasing both revenue and net income;

and (iv) grant long-term equity incentive awards in the form of five-year pro rata vesting non-qualified stock options and five-year pro rata vesting restricted stock grants in order to achieve an appropriate balance of (i) rewarding NEOs for increasing shareholder value and (ii) motivating and retaining our NEOs while aligning their economic interests with our shareholders through long-term equity ownership.

Our compensation committee engaged Towers Watson, a compensation consultant, to provide it with Towers Watson’s market assessment, with a focus on competiveness, of the total compensation of the company’s executive officers to assist the committee in determining fiscal 2013 compensation. Towers Watson provided no other services to us during fiscal 2013.

To assure independence, the compensation committee pre-approves all other work unrelated to executive compensation proposed to be provided by Towers Watson, if any. In addition, the compensation committee also considers all factors relevant to the consultant’s independence from management, including but not limited to the following factors:

•    The provision of other services that the consultant provides to us;

•    The amount of fees received from us as a percentage of the consultant’s total revenue;

•    The consultant’s policies and procedures designed to prevent conflicts of interest;

•    Business or personal relationships of the consultant with our compensation committee members;

•    The amount of our stock owned by the consultant; and

•     Business or personal relationships of the consultant with our executive officers.

Towers Watson provided the committee with certain benchmarking data for base salaries, annual incentive compensation, long-term incentive compensation and total direct compensation. In compiling the benchmarking data, Towers Watson relied on the Towers Watson 2011/2012 Top Management Compensation Survey, the Towers Watson 2011 Compensation Data Bank Executive Compensation Survey (for companies will less than $1 billion in revenues) and the Towers Watson 2011/2012 Long-Term Incentive Survey (for companies with less than $500 million in revenues). To approximate our labor market, Towers Watson used market results corresponding to the participating companies in the surveys who are in the electrical equipment and supplies industry or, to the extent such results were not available for a position, results corresponding to participating companies in the durable goods manufacturing industry. Towers Watson used regression analysis to adjust the survey data to compensate for differences among the revenue sizes of the companies in the survey and our revenue size. The compensation committee did not receive or review the identities of the individual participating companies in the surveys on which Towers Watson relied, which information is proprietary and confidential to Towers Watson.

The compensation committee used the Towers Watson survey data as a benchmark in setting the fiscal 2013 compensation levels for our NEOs. The compensation committee reviewed Towers Watson's competitive market assessment of the relative levels of base salary; target bonus as a percentage of base salary; target total cash compensation; long-term incentives; and targeted total direct compensation for all officers of the Company compared to various market median comparisons derived from the Towers Watson survey data. The compensation committee, in setting compensation levels for fiscal 2013, attempted to set the compensation of Messrs. Potts and Jensen between the 25th and 50th percentile of the Towers Watson survey for similarly situated executives and the compensation of Mr. Scribante and our former chief executive officer at a level equal to the 75th percentile of the Towers Watson survey for similarly situated executives.

In light of the analysis provided by Towers Watson in setting executive compensation for fiscal 2013, the compensation committee did not engage the services of a compensation consultant to determine executive compensation for fiscal 2014. In general, the compensation committee has determined to engage Towers Watson (or another independent compensation consultant) every other year, unless factors or circumstances change significantly.

The compensation committee also assessed the independence of the Company’s outside legal counsel, with whom the committee consults from time to time, using the factors set forth above and determined that the outside legal counsel was independent and that there were no conflicts of interest with respect to its work for the committee.

Elements of Executive Compensation

Our current executive compensation program for our NEOs consists of the following elements:

•    Base salary;

•    Short-term incentive compensation;

•    Long-term incentive compensation; and

•    Retirement and other benefits.

Base Salary

We pay our NEOs a base salary to compensate them for services rendered and to provide them with a steady source of income for living expenses throughout the year.

In early fiscal 2013, management recommended, and our compensation committee approved, increases to the base salaries of each of our NEOs. In setting the base salaries for fiscal 2013, the compensation committee relied on the data provided by Towers Watson and set base salaries, with respect to Messrs. Potts and Jensen, between the 25th and 50th percentile of the Towers Watson survey for similarly situated executives and, with respect to Mr. Scribante and our former chief executive officer, at a level equal to the 75th percentile of the Towers Watson survey for similarly situated executives.

On September 27, 2012, John Scribante was appointed as our new chief executive officer and his annual base salary was increased from $325,000 to $460,000. When setting Mr. Scribante’s base salary in connection with his appointment, the compensation committee considered the prior salary levels of our former chief executive officer. In addition, the base salary of Mr. Potts was increased from $280,000 to $285,000 in connection with the modification of certain terms of his employment and severance agreement in connection with the departure of our former chief executive officer. Mr. Jensen’s base salary is unchanged from his fiscal 2013 base salary. The fiscal 2014 base salaries for our NEOs are unchanged from the base salaries in effect at the end of fiscal 2013 as follows:

Name and Current Position	Fiscal 2014 Base Salary
John H. Scribante	$460,000
Chief Executive Officer
Michael J. Potts	$285,000
President and Chief Operating Officer
Scott R. Jensen	$255,000
Chief Financial Officer, Chief Accounting Officer and Treasurer

Incentive Compensation – Fiscal 2013

Prior to the appointment of John Scribante as our new chief executive officer in September 2012, our initial fiscal 2013 incentive compensation program consisted of (i) an annual incentive cash bonus opportunity based on the achievement in fiscal 2013 of target revenue of $119 million and target net income target of $3.7 million and (ii) long-term equity incentive compensation consisting of awards of both five-year pro rata vesting non-qualified stock options and five-year pro rata vesting restricted stock grants. On September 27, 2012, our board of directors elected John H. Scribante as our new chief executive officer. In connection with his appointment as our new chief executive officer, our compensation committee approved a new incentive cash bonus program for the second half of fiscal 2013 in replacement of the fiscal 2013 incentive bonus program to create a bonus program that fostered a culture of profitability and expense containment. The new incentive cash bonus program provided a cash bonus opportunity to our NEOs and other key employees based on our relative achievement, in the second half of fiscal 2013, of target operating income of $500,000 (before bonuses and other extraordinary or unusual items) and target cost containment initiatives of $1.48 million.

Initial Fiscal 2013 Cash Bonus Opportunity. In early fiscal 2013, our management proposed, and our compensation committee approved, the adoption of a new fiscal 2013 cash bonus program. Under the program, bonuses would be paid out on the basis of our achievement in fiscal 2013 of (i) target revenue of $119 million and/or (ii) target net income target of $3.7 million. Our management and compensation committee selected revenue and net income as the performance measures for the cash bonus program because they viewed revenue and net income as the most critical elements to increasing the value of our Common Stock and, therefore, to our Company’s enterprise value.

Our compensation committee established a target bonus as a percentage of base salary for each of our NEOs. If the Company achieved 90% of either or both the revenue and net income targets ($107 million in revenue or $3.33 million in net income), then the NEOs would have received 50% of their target bonus for that element. If either or both of the target revenue or net income were exceeded, the NEOs would be eligible to earn up to two times their target bonus for that element based on a sliding scale of up to 150% of the target revenue or net income. In fiscal 2013, we did not achieve either of the threshold targets for revenue and net income.

The fiscal 2013 threshold, target and maximum bonus, each as a percentage of base salary, for our current NEOs were as follows:

Name and Current Position	Threshold Bonus (% of Initial Fiscal 2013 Base Salary)	Target Bonus (% of Initial Fiscal 2013 Base Salary)	Maximum Bonus (% of Initial Fiscal 2013 Base Salary)
John H. Scribante*	12.5%	50%	100%
Chief Executive Officer
Michael J. Potts	12.5%	50%	100%
President and Chief Operating Officer
Scott R. Jensen	8.75%	35%	70%
Chief Financial Officer, Chief Accounting Officer and Treasurer

*Mr. Scribante was the president of Orion Engineered Systems at the beginning of fiscal 2013 until his appointment to chief executive officer in September 2012.

Second Half of Fiscal 2013 Cash Bonus Opportunity. In the second half of fiscal 2013, in connection with the appointment of Mr. Scribante as our new chief executive officer, our compensation committee approved a new incentive cash bonus program for the second half of fiscal 2013 in replacement of the fiscal 2013 incentive bonus program in order to reward our management team for achieving our new goals of cost containment and profit generation. Under the new program, 50% of the target bonus payments were based on our relative achievement of its cost containment target of $1.48 million for the second half of fiscal 2013. For every $1.00 of cost containment achieved, a bonus pool of $0.167 would be earned, up to a maximum total bonus pool of $247,000 for all employees. The other 50% of the target bonus payments were based on our achieving operating income (before bonuses and other extraordinary or unusual items) of $500,000 for the second half of fiscal 2013. For every $1.00 of operating profit achieved, a bonus pool of $0.50 would be earned, up to a maximum total bonus pool of $247,000 for all employees. Our compensation committee and management believed that the second half of fiscal 2013 cash bonus opportunity focused our NEOs on improving our return on equity, cash flow, inventory management, internal cost management and budget accountability.

The compensation committee established a target maximum bonus for each of our NEOs as follows:

Name and Current Position	Target Maximum Bonus	Cost Containment (50%)	Operating Income (50%)	Total Amount Earned
John H. Scribante	$230,000	$115,000	$115,000	$230,000
Chief Executive Officer
Michael J. Potts	$70,000	$35,000	$35,000	$70,000
President and Chief Operating Officer
Scott R. Jensen	$44,625	$22,313	$22,313	$44,625
Chief Financial Officer, Chief Accounting Officer and Treasurer

Both target levels were exceeded as we achieved $1.9 million of cost containment and operating income of $1.2 million in the back half of fiscal 2013, resulting in the creation of a bonus pool of approximately $494,000 for participating employees.

Long-Term Equity Incentive Compensation

We provide the opportunity for our NEOs to earn long-term equity incentive awards under our 2004 Stock and Incentive Awards Plan. Our employees, officers, directors and consultants are eligible to participate in this plan. Our compensation committee believes that long-term equity incentive awards enhance the alignment of the interests of our NEOs and the interests of our shareholders and provide our NEOs with incentives to remain in our employment.

Our compensation committee has historically granted long-term equity incentive awards to our NEOs on an annual basis at the beginning of each fiscal year. We have historically granted long-term equity incentive awards solely in the form of options to purchase shares of our Common Stock, which are subject to forfeiture if the executive’s employment terminates for any reason. Awards of options generally vested and become exercisable ratably over five years, contingent on the executive’s continued employment. We historically have used time-vesting stock options as our sole source of long-term equity incentive compensation to our NEOs because we believed that (i) stock options help to align the economic interests of our NEOs with the interests of our shareholders by linking their compensation with the increase in value of our Common Stock over time; (ii) stock options conserve our cash resources for use in our business; and (iii) vesting requirements on our stock options provide our NEOs with incentive to continue their employment with us which, in turn, provides us with retention benefits and greater stability.

In early fiscal 2013, our management proposed, and our compensation committee approved, based in part on the Towers Watson survey materials for similar executives, awards of both five-year pro rata vesting non-qualified stock options and five-year pro rata vesting restricted stock grants. Our compensation committee granted awards of restricted stock because it believes that restricted stock can serve as a valuable retention tool, and further align management and shareholders through equity ownership. Our compensation committee believes that granting a combination of stock options and restricted stock created an appropriate balance of (i) rewarding NEOs for increasing shareholder value and (ii) motivating and retaining our NEOs while aligning their economic interests with our shareholders through long-term equity ownership.

The fiscal 2013 long-term equity awards to our NEOs in June 2012 were as follows:

Name and Current Position	Stock Options (#)	Restricted Stock (#)
John H. Scribante	100,000	25,000
Chief Executive Officer
Michael J. Potts	50,000	25,000
President and Chief Operating Officer
Scott R. Jensen	25,000	12,500
Chief Financial Officer, Chief Accounting Officer and Treasurer

In connection with his appointment as our chief executive officer in September 2012, Mr. Scribante was awarded an additional 25,000 shares of restricted stock with three-year pro rata vesting and stock options exercisable for an additional 100,000 shares of Common Stock with three-year pro rata vesting. Our compensation committee granted additional equity awards to Mr. Scribante in order to compensate him for his additional responsibilities as our chief executive officer and to equal the number of equity awards granted to our former chief executive officer in early fiscal 2013.
Incentive Compensation — Fiscal 2014

For fiscal 2014, our management proposed, and our compensation committee approved, an incentive compensation program consisting of (i) an annual incentive cash bonus opportunity and (ii) long-term equity incentive compensation consisting of awards of three-year pro rata vesting restricted stock grants. The annual incentive cash bonus opportunity and the long-term equity incentive compensation for fiscal 2014 are discussed in detail below.

The financial targets described below are not a prediction of how we will perform during fiscal year 2014. The purpose of the targets is to provide appropriate financial metrics to determine amounts of compensation under our incentive compensation program. The targets are not intended to serve, and should not be relied upon, as guidance or any other indication of our expected future performance.

Annual Incentive Cash Bonus Opportunity

In late fiscal 2013, our management proposed, and our compensation committee approved, the adoption of a new fiscal 2014 cash bonus program. Under the program, no bonuses will be paid unless the Company achieves at least (i) $2.0 million of profit before taxes and (ii) revenue of at least $88.0 million. Our compensation committee believes that the fiscal 2014 cash bonus program with an emphasis on profitability and revenue growth incentivizes our executives to create value for our shareholders and by using thresholds of both revenue and profitability, encourages NEOs to enhance the enterprise value of the Company for the benefit of all shareholders.

Under the program, for every $1.00 of profit before taxes and bonuses expenses earned over the $2.0 million threshold up to a maximum of $5.0 million, a bonus pool of $0.29 would be earned, up to a maximum total bonus pool of $869,250 for all participating executives.

Our compensation committee also approved a similar annual incentive cash bonus program for all other employees (excluding sales employees). The fiscal 2014 annual incentive cash bonus program for all other employees uses the same threshold targets as the management bonus plan described above. Under the program for all other employees, for every $1.00 of profit before taxes and bonuses expenses earned over the $2.0 million threshold up to a maximum of $5.0 million, a bonus pool of $0.25 would be earned. For every $1.00 of profit before taxes and bonuses expenses earned over $5.0 million, a bonus pool of $0.15 would be earned with no limitation.

Our compensation committee has the discretion to adjust the achievement of the financial metrics under the fiscal 2014 annual cash bonus program for unusual and nonrecurring factors and events, such as acquisitions and other unusual costs and expenses.

The compensation committee established a target maximum bonus for each of our NEOs as follows:

Name	Target Maximum Bonus
John Scribante	$460,000
Chief Executive Officer
Mike Potts	$142,500
President and Chief Operating Officer
Scott Jensen	$89,250
Chief Financial Officer, Chief Accounting Officer and Treasurer

Long-Term Equity Incentive Compensation

In late fiscal 2013, our management proposed, and our compensation committee approved awards of three-year pro rata vesting restricted stock grants. Our compensation committee granted awards of restricted stock because it believes granting restricted stock rewards our NEOs for increasing shareholder value and to motivate and retain our NEOs while aligning their economic interests with our shareholders through long-term equity ownership.

Our compensation committee awarded our NEOs with restricted stock awards valued at $230,000 for Mr. Scribante, $71,250 for Mr. Potts and $44,625 for Mr. Jensen (with the dollar values converted into a specific number of shares based on the closing price of our common stock on the NYSE MKT). The restricted stock awards resulted in a grant of the following number of shares to our NEOs on May 28, 2013:

Name and Current Position	Restricted Stock (#)
John H. Scribante	95,833
Chief Executive Officer
Michael J. Potts	29,688
President and Chief Operating Officer
Scott R. Jensen	18,594
Chief Financial Officer, Chief Accounting Officer and Treasurer

Retirement and Other Benefits

Welfare and Retirement Benefits. As part of a competitive compensation package, we sponsor a welfare benefit plan that offers health, life and disability insurance coverage to participating employees. We also sponsor an employee stock purchase plan under which our employees may purchase shares of our Common Stock. In addition, to help our employees prepare for retirement, we sponsor the Orion Energy Systems, Inc. 401(k) Plan and match employee contributions at a rate of 3% of the first $5,000 of an employee’s contributions (i.e., capped at $150). Our NEOs participate in the broad-based welfare plans, our employee stock purchase plan and the 401(k) Plan on the same basis as our other employees, except that they are not eligible for the loan program under the employee stock purchase plan. We also provide enhanced life and disability insurance benefits for our NEOs. Under our enhanced life insurance benefit, we pay the full cost of premiums for life insurance policies for our NEOs. The amounts of the premiums are reflected in the Summary Compensation Table below. Our enhanced disability insurance benefit includes a higher maximum benefit level than under our broad-based plan, cost of living adjustments and a portability feature.

Perquisites and Other Personal Benefits. We provide perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable our executives to perform their duties and to enable us to attract and retain employees for key positions. We provide Messrs. Scribante and Potts with a car allowance of $1,000 per month. Mr. Scribante also receives a private social club membership paid for by the Company.

Severance and Change of Control Arrangements

We provide certain protections to our NEOs in the event of certain terminations of their employment, including enhanced protections for certain terminations that may occur after a change of control of our company. However, our NEOs will only receive the enhanced severance benefits following a change in control if their employment terminates without cause or for good reason. We describe this type of severance arrangement as being subject to a “double trigger.” All payments, including any double trigger severance payments, to be made to our NEOs in connection with a change of control under their employment agreements and any other of our agreements or plans will be subject to a potential “cut-back” in the event any such severance payments or other benefits become subject to non-deductibility or excise taxes as “excess parachute payments” under Code Section 280G or 4999. The cut-back provisions have been structured such that all amounts payable under their employment agreements and other of our agreements or plans that constitute change of control payments will be cut back to one dollar less than three times the executive’s “base amount,” as defined by Code Section 280G, unless the executive would retain a greater amount by receiving the full amount of the payment and paying the related excise taxes (a so-called “valley provision”).

Our 2003 Stock Option Plan and our 2004 Stock and Incentive Awards Plan also provide potential protections to our NEOs in the event of certain changes of control. Under these plans, our NEOs’ stock options and restricted stock that are unvested at the time of a change of control may become vested on an accelerated basis in the event of certain changes of control.

We selected these triggering events to afford our NEOs some protection in the event of a termination of their employment, particularly after a change of control of our company. We believe these types of protections better enable our NEOs to focus their efforts on behalf of our company without undue concern over the impact on their employment or financial security of a change of control of our company. We also provide severance benefits in order to obtain from our NEOs certain concessions that protect our interests, including their agreement to confidentiality, intellectual property rights waiver, non-solicitation and non-competition provisions. See below under the heading “Payments upon Termination or Change of Control” for a description of the specific circumstances that would trigger payment or the provision of other benefits under these arrangements, as well as a description, explanation and quantification of the payments and benefits under each circumstance.

Other Policies

Policies On Timing of Equity Awards. Our compensation committee and board of directors have adopted a general policy on the timing of equity awards, under which our compensation committee generally will make annual equity awards beginning effective as of the date three business days after our next quarterly (or year-end) earnings release following the decision to make the grant, regardless of the timing of the decision. Our compensation committee has elected to grant equity awards shortly following our earnings releases so that the awards are granted, and with respect to stock options, priced, at a point in time when the most important information about our company then known to management and our board is likely to have been disseminated in the market.

Our board of directors has also delegated limited authority to our chief executive officer, acting as a subcommittee of our compensation committee, to grant equity-based awards under our 2004 Stock and Incentive Awards Plan. Our chief executive officer may grant awards covering up to 250,000 shares of our Common Stock per fiscal year to certain non-executive officers in connection with offers of employment, promotions and certain other circumstances. Shares subject to awards granted under this delegated authority which were subsequently cancelled or forfeited may be added back to the share authority amount. Under this delegation of authority, any options or stock appreciation rights granted by our chief executive officer must have an effective grant date on the first business day of the month following the event giving rise to the award.

Our 2004 Stock and Incentive Awards Plan does not permit awards of stock options or stock appreciation rights with an effective grant date prior to the date our compensation committee or our chief executive officer takes action to approve the award.

Executive Officer Stock Ownership Guidelines. One of the key objectives of our executive compensation program is alignment of the interests of our executive officers with the interests of our shareholders. We believe that ensuring that executive officers are shareholders and have a significant financial interest in our company is an effective means to accomplish this objective.

The number of shares required to be held by our executive officers is as follows:

Position	Number of Shares
Chief Executive Officer	112,154
Chief Operating Officer	38,077
Executive Vice President	38,077
Chief Financial Officer	38,077
Senior Vice President	11,539
Vice President	11,539

Executive officers are permitted to satisfy these ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted shares or other similar equity-based awards and through direct share purchases. Our executive officers who were executive officers at the time of the adoption of the amended guidelines have until the fifth anniversary of the adoption to satisfy the ownership requirement. Newly appointed executive officers will have until the fifth anniversary of their appointment as executive officers to satisfy the ownership requirement. All of our executive officers have either satisfied the ownership requirement or have additional time to do so.

Tax Considerations. In setting compensation for our NEOs, our compensation committee considers the deductibility of compensation under the Code. Section 162(m) of the Code generally prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1.0 million that is paid to the chief executive officer and other NEOs, excluding the chief financial officer. However, compensation that is considered “performance-based” compensation under Section 162(m) is not subject to the $1.0 million limit on deductibility. We obtained shareholder approval of the material terms of the performance goals under our 2004 Stock and Incentive Awards Plan at the 2011 annual meeting to enable us to qualify awards granted under the Plan as performance-based compensation to the extent the other applicable requirements of Section 162(m) are satisfied. Our compensation committee intends to consider the deductibility of performance-based compensation under Section 162(m) in setting compensation for our NEOs, but it may approve compensation that will not meet the requirements of Section 162(m) in order to ensure competitive compensation levels and structures for our executive officers.

In past years, we granted incentive stock options to our NEOs under our equity-based plans. We have also granted non-qualified stock options under our equity-based plans. Because our company does not receive an income tax deduction with respect to incentive stock options unless there is a disqualifying disposition of the stock acquired under the option, our compensation committee decided in fiscal 2009 to discontinue the grant of incentive stock options to our NEOs and other employees. We also converted almost all of our outstanding incentive stock options to nonqualified stock options in fiscal 2011.

We maintain certain deferred compensation arrangements for our employees and non-employee directors that are potentially subject to Code Section 409A. If such an arrangement is neither exempt from the application of Code Section 409A nor complies with the provisions of Code Section 409A, then the employee or non-employee director participant in such arrangement is considered to have taxable income when the deferred compensation vests, even if not paid at such time, and such income is subject to an additional 20% income tax. In such event, we are obligated to report such taxable income to the IRS and, for employees, withhold both regular income taxes and the 20% additional income tax. If we fail to do so, we could be liable for the withholding taxes and interest and penalties thereon. Stock options with an exercise price lower than the fair market value of our Common Stock on the date of grant are not exempt from coverage under Code Section 409A. We believe that all of our stock option grants are exempt from coverage under Code Section 409A. Our deferred compensation arrangements are intended to either qualify for an exemption from, or to comply with, Code Section 409A.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no member of the compensation committee had a relationship with us that required disclosure under Item 404 of Regulation S-K. During the past fiscal year, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our Company, nor have they ever been an officer or employee of our Company.

Compensation Committee Report

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our compensation committee’s review and discussions with management, our compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Mark A. Williamson, Chair
Tryg C. Jacobson
Elizabeth Gamsky Rich

Summary Compensation Table for Fiscal 2013

The following table sets forth for our NEOs the following information for each of the past three fiscal years or for such shorter period as the NEO has been a NEO: (i) the dollar amount of base salary earned; (ii) the dollar value of bonuses and non-equity incentive plan compensation earned; (iii) the grant date fair value, determined under Accounting Standards Codification Topic 718 (“ASC Topic 718”), for all equity-based awards held by our NEOs; (iv) all other compensation and (v) the dollar value of total compensation.

Name and Current Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
John H. Scribante	2013	$396,039	$230,000		$95,000	$218,664	$6,092		$945,795
Chief Executive	2012	275,000	—		—	39,999	22,600		337,599
Officer	2011	254,437	—		—	32,999	7,673		295,109

Scott R. Jensen	2013	255,000	51,625	(3)	25,000	32,364	144		364,133
Chief Financial Officer, Chief	2012	216,843	—		—	29,089	7,932		253,865
Accounting Officer and Treasurer	2011	200,000	—		—	20,372	144		220,516

Michael J. Potts	2013	281,667	74,500	(4)	50,000	64,728	16,362	(5)	487,257
President and Chief	2012	275,000	—		—	39,999	16,194		331,193
Operating Officer	2011	260,016	—		—	22,918	16,530		299,465

Neal R. Verfuerth	2013	317,917	—		100,000	258,912	356,954	(7)	1,033,783
Former Chief Executive	2012	460,000	—		—	66,907	48,947		575,854
Officer(6)	2011	460,000	—		—	67,467	68,655		596,122
___________________________

(1)
Represents the grant date fair value calculated pursuant to ASC Topic 718 for restricted stock awards. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2013.

(2)
Represents the grant date fair value calculated pursuant to ASC Topic 718 for the indicated fiscal year for option awards. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2013.

(3)	Includes a discretionary bonus payment of $7,000.

(4)	Includes a discretionary bonus payment of $4,500

(5)	Includes an automobile allowance of $12,000 and $4,362 in life insurance premiums.

(6)	Mr. Verfuerth was replaced as our chief executive officer in September 2012 and was terminated for cause in November 2012.

(7)
Includes (i) an automobile allowance of $7,000; (ii) $2,622 in life insurance premiums and (iii) $305,409 for reimbursement of certain expenses and tax gross up of fees and (iii) $41,923 in paid time off.

Grants of Plan-Based Awards for Fiscal 2013

As described above in the Compensation Discussion and Analysis, under our 2004 Stock and Incentive Awards Plan and employment agreements with certain of our NEOs, we granted restricted stock, stock options and non-equity incentive awards (i.e., cash bonuses) to certain of our NEOs in fiscal 2013. The following table sets forth information regarding all such awards.

Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh) (1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
John Scribante			$40,625(3)	$162,500(3)	$325,000(3)	—	—	—
			—(4)	230,000(4)	230,000(4)	—	—	—
	6/12/12	5/9/12								100,000(5)	$2.03	$131,529
	6/18/12	6/14/12							25,000(6)			50,000
	9/27/12	9/27/12							25,000(7)			45,000
	11/12/12	9/27/12								100,000(8)	$1.62	87,135

Scott Jensen			22,313(3)	89,250(3)	178,500(3)	—	—	—
			—(4)	44,625(4)	44,625(4)	—	—	—
	6/18/12	6/14/12								25,000(9)	$2.00	32,364
	6/18/12	6/14/12							12,500(9)			25,000

Michael Potts			35,000(3)	89,250(3)	178,500(3)	—	—	—
			—(4)	70,000(4)	70,000(4)	—	—	—
	6/18/12	6/14/12								50,000(9)	$2.00	64,728
	6/18/12	6/14/12							25,000(9)			50,000

Neal Verfuerth			—	—	—	—	—	—
			—	—	—	—	—	—
	6/18/12	6/14/12								200,000(10)	$2.00	258,912
	6/18/12	6/14/12							50,000(10)			100,000
________________

(1)	The exercise price per share is equal to closing market price of a share of our Common Stock on the grant date.

(2)	Represents the grant date fair value computed in accordance with ASC Topic 718.

(3)
Represents range of potential payments under the initial fiscal 2013 incentive cash bonus program. Under the program, bonuses would be paid out on the basis of our achievement in fiscal 2013 of (i) target revenue of $119 million and/or (ii) target net income target of $3.7 million. If we achieved 90% of either or both the revenue and net income targets ($107 million in revenue or $3.33 million in net income), then the NEOs would have received 50% of their target bonus for that element. If either or both of the target revenue or net income were exceeded, the NEOs would be eligible to earn up to two times their target bonus for that element based on a sliding scale of up to 150% of the target revenue or net income. In fiscal 2013, we did not achieve either of the threshold targets for revenue and net income.

(4)
Represents range of potential payments under the incentive cash bonus program for the second half of fiscal 2013 that replaced the prior incentive bonus program based on target revenue and target net income. Under the program, 50% of the target bonus payments were based on our relative achievement of its cost containment target of $1.48 million for the second half of fiscal 2013. The other 50% of the target bonus payments were based on our achieving operating income (before bonuses and other extraordinary or unusual items) of $500,000 for the second half of fiscal 2013. We achieved $1.9 million of cost containment and operating income of $1.2 million in the back half of fiscal 2013.

(5)	20% vested and became exercisable on June 12, 2013. The remainder vests and becomes exercisable in equal increments on June 12, 2014, 2015, 2016 and 2017, respectively.

(6)	20% vested on June 18, 2013. The remainder vests in equal increments on June 18, 2014, 2015, 2016 and 2017, respectively.

(7)	Vests 1/3 per year on September 27, 2013, 2014 and 2015, respectively.

(8)	Vests and becomes exercisable 1/3 per year on November 12, 2013, 2014 and 2015, respectively.

(9)	20% vested on June 18, 2013. The remainder vests in equal increments on June 18, 2014, 2015, 2016 and 2017, respectively.

(10)	Awards were cancelled in connection with Mr. Verfuerth’s termination for cause in November 2012.

Outstanding Equity Awards at Fiscal 2013 Year End

The following table sets out information about the outstanding equity awards held by our NEOs at the end of fiscal 2013 on March 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or units of stock That Have Not Vested ($)(1)
Mr. Scribante	—	100,000(2)	$1.62	11/12/2022	50,000(3)	$118,000
	—	100,000(4)	$2.03	06/12/2022
	6,696	10,039(5)	$3.46	05/18/2020
	100,000	150,000(6)	$3.01	09/01/2019
	7,055	4,704(7)	$3.78	05/19/2019
	17,162	4,290(8)	$5.35	08/08/2018
	40,000	—	$2.50	06/02/2016
	25,000	—	$2.25	07/31/2014

Mr. Jensen	—	25,000(9)	$2.00	06/18/2022	12,500(10)	$29,500
	4,131	6,198(11)	$3.46	05/18/2020
	60,000	40,000(12)	$5.44	02/05/2020
	7,055	4,704(13)	$3.78	05/19/2019
	13,201	3,301(14)	$5.35	08/08/2018
	25,000	—	$2.20	03/01/2017
	7,000	—	$2.25	08/30/2014

Mr. Potts	—	50,000(9)	$2.00	06/18/2022	25,000(10)	$59,000
	4,648	6,972(15)	$3.46	05/18/2020
	7,055	4,704 (16)	$3.78	05/19/2019
	17,161	4,291(17)	$5.35	08/08/2018
	45,000	—	$2.20	12/20/2016

(1)
The amounts in this column have been computed based on the closing price of our common stock of $2.36 on April 1, 2013, the first trading day following March 31, 2013. The actual value realized by the executive will depend on the market value of our common stock on the date that the award vests.

(2)
This option vests 1/3 per year on each anniversary of the date of grant on November 13, 2013, 2014 and 2015, respectively, contingent on Mr. Scribante’s continued employment through the applicable vesting date.

(3)
5,000 shares vested on June 18, 2013, 20,000 shares vest in equal increments on June 18, 2014, 2015, 2016 and 2017, respectively, and 25,000 shares vests 1/3 per year on September 27, 2013, 2014 and 2015, respectively, in each instance contingent on Mr. Scribante’s continued employment through the applicable vesting date.

(4)
20% of the total amount awarded vested and became exercisable on June 12, 2013. The remainder vests in equal increments on June 12, 2014, 2015, 2016 and 2017, respectively, contingent on Mr. Scribante’s continued employment through the applicable vesting date.

(5)
20% of the total amount awarded vested and became exercisable on May 18, 2013. The remainder vests in equal increments on May 18, 2014 and 2015, respectively, contingent on Mr. Scribante’s continued employment through the applicable vesting date.

(6)
The option will vest in 50,000 share increments when our Common Stock’s average closing price over five consecutive trading days equals or exceeds $6.00, $7.00 and $8.00 per share, respectively, contingent on Mr. Scribante’s continued employment through the applicable vesting date.

(7)
20% of the total amount awarded vested and became exercisable on May 19, 2013. The remainder vests on May 19, 2014, contingent on Mr. Scribante’s continued employment through the applicable vesting date.

(8)
This option vests 20% per year on each anniversary of the date of grant with the remainder vesting on August 8, 2013, contingent on Mr. Scribante’s continued employment through the applicable vesting date.

(9)
20% of the total amount awarded vested and became exercisable on June 18, 2013. The remainder vests in equal increments on June 18, 2014, 2015, 2016 and 2017, contingent on the executive’s continued employment through the applicable vesting date.

(10)
20% of the shares awarded vested on June 18, 2013. The remainder vests in equal increments on June 18, 2014, 2015, 2016 and 2017, respectively, contingent on the executive’s continued employment through the applicable vesting date.

(11)
20% of the total amount awarded vested and became exercisable on May 18, 2013. The remainder vests in equal increments on May 18, 2014 and 2015, respectively, contingent on Mr. Jensen’s continued employment through the applicable vesting date.

(12)
This option vests 20% per year on each anniversary of the date of grant with the remainder vesting in equal increments on February 5, 2014 and 2015, contingent on Mr. Jensen’s continued employment through the applicable vesting date.

(13)	20% of the total amount awarded vested and became exercisable on May 19, 2013. The remainder vests on May 19, 2014, contingent on Mr. Jensen’s continued employment through the applicable vesting date.

(14)
This option vests 20% per year on each anniversary of the date of grant with the remainder vesting on August 8, 2013, contingent on Mr. Jensen’s continued employment through the applicable vesting date.

(15)
20% of the total amount awarded vested and became exercisable on May 18, 2013. The remainder vests in equal increments on May 18, 2014 and 2015, respectively, contingent on Mr. Potts’ continued employment through the applicable vesting date.

(16)	20% of the total amount awarded vested and became exercisable on May 19, 2013. The remainder vests on May 19, 2014, contingent on Mr. Potts’ continued employment through the applicable vesting date.

(17)	This option vests 20% per year on each anniversary of the date of grant with the remainder vesting on August 8, 2013, contingent on Mr. Potts’ continued employment through the applicable vesting date.

Option Exercises and Stock Vested for Fiscal 2013

None of our NEOs exercised stock options or had restricted stock vest during fiscal 2013.

Payments Upon Termination or Change of Control

Employment Agreements

Under the employment agreements we currently have with Messrs. Scribante, Potts and Jensen, such NEOs are entitled to certain severance payments and other benefits upon a qualifying employment termination, including certain enhanced protections under such circumstances occurring after a change in control of our company. If such executive’s employment is terminated without “cause” or for “good reason” prior to the end of the employment period, the executive will be entitled to a lump sum severance benefit equal to a multiple (indicated in the table below) of the sum of his base salary plus the average of the prior three years’ bonuses; a pro rata bonus for the year of the termination; and COBRA premiums at the active employee rate for the duration of the executive’s COBRA continuation coverage period. To receive these benefits, such executives must execute and deliver to us (and not revoke) a general release of claims.

“Cause” is defined in the employment agreements as a good faith finding by our board of directors that the executive has (i) failed, neglected, or refused to perform the lawful employment duties related to his position or that we assigned to him (other than due to disability); (ii) committed any willful, intentional, or grossly negligent act having the effect of materially injuring our interests, business, or reputation; (iii) violated or failed to comply in any material respect with our published rules, regulations, or policies; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriated or embezzled any of our property (whether or not an act constituting a felony or misdemeanor); or (vi) breached any material provision of the employment agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, or other agreement with us.

“Good reason” is defined in the employment agreements as the occurrence of any of the following without the executive’s consent: (i) a material diminution in the executive’s base salary; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a material change in the geographic location at which the executive must perform services; (iv) a material breach by us of any provision of the employment agreement; or (v) our employment of Neal R. Verfuerth as a senior executive officer.

The severance multiples, employment and renewal terms and restrictive covenants under the employment agreements, prior to any change of control occurring, are as follows:

Executive	Severance	Employment Term	Renewal Term	Non-compete and Confidentiality
John H. Scribante	2 × Salary + Avg. Bonus	3 Years	2 Years	Yes
Michael J. Potts	1 × Salary + Avg. Bonus	1 Year	1 Year	Yes
Scott Jensen	1 × Salary + Avg. Bonus	1 Year	1 Year	Yes

We set the severance multiples, employment and renewal terms and restrictive covenants under the employment agreements based on advice from Towers Watson that such multiples and terms were consistent with general public company practice and our subjective belief at the time that these amounts and terms were necessary to provide our NEOs with compensation arrangements that will help us to retain and attract high-quality executives in a competitive job market. The severance multiples and employment and renewal terms vary among our individual NEOs based on the advice of Towers Watson that such multiples and terms were consistent with general public company practice and our subjective judgment. We did not ascertain the basis or support for Towers Watson’s advice that such multiples and other terms are consistent with general public company practice.

The employment agreements for our NEOs also provide enhanced benefits following a change of control of our company. Upon a change of control, such executive’s employment term is automatically extended for a specified period, which varies among the individual executives as shown in the chart below. Following the change of control, the executive is guaranteed the same base salary and a bonus opportunity at least equal to 100% of the prior year’s target award and with the same general probability of achieving performance goals as was in effect prior to the change of control. In addition, the executive is guaranteed participation in salaried and executive benefit plans that provide benefits, in the aggregate, at least as great as the benefits being provided prior to the change of control.

The severance provisions remain the same as in the pre-change of control context as described above, except that the multiplier used to determine the severance amount and the post change of control employment term increases, as is shown in the table below. The table also indicates the provisions in the employment agreements regarding triggering events and the treatment of payments under the agreements if the non-deductibility and excise tax provisions of Code Sections 280G and 4999 are triggered, as discussed below.

Executive	Severance	Post Change of Control Employment Term	Trigger	Excise Tax Gross-Up	Valley
John H. Scribante	3 × Salary + Avg. Bonus	2 Years	Double	No	Yes
Michael J. Potts	2 × Salary + Avg. Bonus	2 Years	Double	No	Yes
Scott Jensen	2 × Salary + Avg. Bonus	2 Years	Double	No	Yes

We set the post change of control severance multiples and employment terms under the NEOs’ employment agreements based on our belief that these amounts and terms would provide appropriate levels of protection for the NEOs to enable them to focus their efforts on behalf of our company without undue concern for their employment or financial security following a change in control. In making this determination, our compensation committee considered information provided by Towers Watson indicating that the proposed change of control severance multiples and employment terms were generally consistent with the practices of Towers Watson’s surveyed companies.

A change of control under the employment agreements generally occurs when a third party acquires 20% or more of our outstanding stock, there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, we are liquidated or dissolved, or substantially all of our assets are sold. We have agreed to treat these events as triggering events under the employment agreements because such events would represent significant changes in the ownership of our company and could signal potential uncertainty regarding the job or financial security of the NEOs. Specifically, we believe that an acquisition by a third party of 20% or more of our outstanding stock would constitute a significant change in ownership of our company because we have a relatively diverse, widely-dispersed shareholder base. We believe the types of protections provided under our employment agreements better enable our executives to focus their efforts on behalf of our company during such times of uncertainty.

The employment agreements contain a “valley” excise tax provision to address Code Sections 280G and 4999 non-deductibility and excise taxes on “excess parachute payments.” Code Sections 280G and 4999 may affect the deductibility of, and impose additional excise taxes on, certain payments that are made upon or in connection with a change of control. The valley provision provides that all amounts payable under the employment agreement and any other of our agreements or plans that constitute change of control payments will be cut back to one dollar less than three times the executive’s “base amount,” as defined by Code Section 280G, unless the executive would retain a greater amount by receiving the full amount of the payment and personally paying the excise taxes. Under the employment agreements, we are not obligated to gross up executives for any excise taxes imposed on excess parachute payments under Code Section 280G or 4999.

Equity Plans

Our equity plans provide for certain benefits in the event of certain changes of control. Under both our existing 2003 Stock Option Plan and our 2004 Stock and Incentive Awards Plan, if there is a change of control, our compensation committee may, among other things, accelerate the vesting of restricted stock and exercisability of all outstanding stock options and/or require that all outstanding options be cashed out. Our 2003 Stock Option Plan defines a change of control as the occurrence of any of the following:

•
With certain exceptions, any “person” (as such term is used in sections 13(d) and l4(d) of the Exchange Act), becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing more than 50% of the voting power of our then outstanding securities.

•
Our shareholders approve (or, if shareholder approval is not required, our board approves) an agreement providing for (i) our merger or consolidation with another entity where our shareholders immediately prior to the merger or consolidation will not beneficially own, immediately after the merger or consolidation, securities of the surviving entity representing more than 50% of the voting power of the then outstanding securities of the surviving entity, (ii) the sale or other disposition of all or substantially all of our assets, or (iii) our liquidation or dissolution.

•	Any person has commenced a tender offer or exchange offer for 30% or more of the voting power of our then outstanding shares.

•
Directors are elected such that a majority of the members of our board shall have been members of our board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

A change of control under our 2004 Stock and Incentive Awards Plan generally occurs when a third party acquires 20% or more of our outstanding stock, there is a hostile board election, a merger occurs in which our shareholders cease to own 50% of the equity of the successor, or we are liquidated or dissolved or substantially all of our assets are sold.

Payments Upon Termination

The following table summarizes the estimated value of payments and other benefits to which our NEOs would have been entitled under the employment agreements and equity plans described above upon certain terminations of employment, assuming, solely for purposes of such calculations, that (i) the triggering event or events occurred on March 31, 2013 and (ii) in the case of a change of control, the vesting of all stock options and restricted stock held by our NEOs was accelerated.

Name	Benefit	Without Cause or for Good Reason ($)	Without Cause or for Good Reason in Connection With a Change of Control ($)
John H. Scribante	Severance	$920,000	$1,380,000
	Pro Rata Target Bonus	76,667	76,667
	Benefits	—	—
	Acceleration of Equity*	—	225,000
	Excise Tax Cut-Back	—	—
	Total	$996,667	$1,681,667
Michael J. Potts	Severance	$285,000	$570,000
	Pro Rata Target Bonus	24,833	24,833
	Benefits	23,418	23,418
	Acceleration of Equity*	—	77,000
	Excise Tax Cut-Back	—	—
	Total	$333,251	$695,251
Scott Jensen	Severance	$255,000	$510,000
	Pro Rata Target Bonus	17,208	17,208
	Benefits	23,418	23,418
	Acceleration of Equity*	—	38,500
	Excise Tax Cut-Back	—	(12,512)
	Total	$295,626	$576,614
Total		$1,625,544	$2,953,532

* Based on the closing price of our Common Stock on April 1, 2013, the first trading day after March 31, 2013.

Payments Upon Change of Control (No Termination)

If a change of control had occurred at the end of our fiscal 2013 on March 31, 2013, and our compensation committee had accelerated the vesting of all of the unvested stock options and restricted shares then held by our NEOs and cashed them out for a payment equal to, with respect to stock options, the product of (i) the number of shares underlying such options and (ii) the excess, if any, of the closing price per share of our Common Stock on April 1, 2013 (the first trading day after March 31, 2013) and the exercise price per share of such options, and with respect to restricted stock, a cash payment equal to the product of (i) the number of unvested restricted shares and (ii) the closing price of our common stock on April 1, 2013 (the first trading day after March 31, 2013), our NEOs would have received approximately the following benefits:

Name	Number of Unvested Option Shares Accelerated and Cashed Out (#)	Value Realized for Stock Options ($)	Number of Unvested Restricted Stock Shares Accelerated and Cashed Out (#)	Value Realized For Restricted Stock ($)
John H. Scribante	200,000	$107,000	50,000	$118,000
Scott R. Jensen	25,000	$9,000	12,500	$29,500
Michael J. Potts	50,000	$18,000	25,000	$59,000

RISK ASSESSMENT OF OUR COMPENSATION POLICIES AND PRACTICES

Each year, our compensation committee conducts a review of our compensation policies and practices to assess whether any risks arising from such policies and practices are reasonably likely to materially adversely affect our company. We believe that we have designed a balanced approach to our compensation programs that rewards both our NEOs and our other key employees for achieving our annual and longer-term strategic objectives and financial and business performance goals that we believe will help us achieve sustained growth and success over the long-term. We believe that our compensation committee has structured our total executive compensation to ensure that there is a focus on incentivizing and rewarding both near-term financial performance and sustained long-term shareholder appreciation. While it is possible that the pursuit of our strategic objectives and our annual financial performance targets that determine our incentive compensation may lead to employee behavior that may increase certain risks to our company, we believe that we have designed our compensation programs to help mitigate against such concerns and to help ensure that our compensation practices and decisions are consistent with our strategic business plan and our enterprise risk profile.

During our annual review, our compensation committee takes the following actions:

•	Identifies our material compensation arrangements and categorizes them according to the levels of potential risk-taking behaviors that our compensation committee believes they may encourage.

•
Meets with our chief executive officer and chief financial officer to develop a better understanding of our enterprise risk profile and the material risks, including reputational risk and those described under Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K, that we face and the relationship of our compensation policies and practices to those identified enterprise-related risks.

•
Evaluates the levels of potential risk-taking that may be encouraged by each material compensation arrangement to determine whether it is appropriate in the context of our overall compensation arrangements, our objectives for our compensation arrangements, our strategic goals and objectives and our enterprise risk profile.

•	Identifies and evaluates the likely effectiveness of the risk-mitigation attributes contained in our compensation policies and practices, as set forth below.
As part of its review of our fiscal 2013 and fiscal 2014 compensation policies and practices, our compensation committee identified the following attributes that it believes help to mitigate against the potential for excessive or unnecessary risks to be realized by our company as a result of our compensation policies and practices:

•
We believe that we have set base salaries at a sufficient level to discourage excessive or unnecessary risk taking. We believe that base salary, as a non-variable element of compensation, helps to moderate the incentives to incur risk in the pursuit of increased financial performance metrics that are directly tied to the payment of variable elements of compensation. To perform its moderating function, we believe that base salary should make up a substantial portion of target total compensation. Our current NEOs’ fiscal 2013 base salaries were, on average, more than 50% of their fiscal 2013 total actual compensation. In fiscal 2013, our NEOs received modest salary increases after multiple years of salary freezes (with limited exceptions in connection with new hires and promotions). The fiscal 2014 base salaries for our NEOs are unchanged from the base salaries in effect at the end of fiscal 2013.

•
Our incentive compensation goals in each of fiscal 2013 and 2014 are directly tied to and support our strategic business plan and are based upon annual operating budget levels that are reviewed and approved by our board of directors and that we believe are attainable at their targeted levels without the need to (i) take excessive or unnecessary risks; (ii) take actions that would violate our Code of Conduct; or (iii) make material changes to our long-term business strategy or our methods of management or operation.

•
Our initial fiscal 2013 incentive compensation program capped the amount of the cash bonus opportunity and provided for five-year pro rata vesting of the long-term equity awards. Similarly, our fiscal 2013 second half bonus program capped the amount of cash bonus opportunity and our fiscal 2014 incentive compensation program caps the amount of cash bonus opportunity and provides for three-year vesting of equity awards.

•
Our fiscal 2013 second half bonus program used operating income (before bonuses and other extraordinary or unusual items) and cost containment as the target goals, and in fiscal 2014, our bonus program uses the achievement of both profitability and revenue as bonus targets. We believe that using different financial metrics helps to mitigate excessive or unnecessary risk taking and the motivation to focus on achieving any single financial performance measure that is directly tied to the amount of our incentive compensation.

•
Our incentive compensation for fiscal 2013 and 2014 is a combination of cash incentives and three-to-five year vesting equity awards, so that employees only realize value on such equity awards through sustained long-term appreciation of our shareholder value. The board believes that this combination of short and long-term incentive compensation lowers the risk of unnecessary short term risk taking associated with annual incentive programs.

•	We have implemented stock ownership guidelines for all of our executive officers, which we believe help to focus them on long-term stock price appreciation and sustainability.

•
We have adopted a “clawback” policy as an additional risk mitigation provision. Our clawback policy calls on our board of directors to require reimbursement from any officer of an amount equal to the amount of any overpayment or overrealization of any incentive compensation paid to, or realized by, the officer if:

(i)
The payment or vesting of incentive compensation was predicated upon the achievement of certain company financial or operating results with respect to the applicable performance period that were subsequently the subject of a material financial statement restatement (other than a restatement due to subsequent changes in generally accepted accounting principles, policies or practices) that adversely affects our prior announced or stated financial results, financial condition or cash flows;

(ii)	In our board’s view, the recipient engaged in misconduct that caused, partially caused or otherwise contributed to the need for the financial statement restatement; and

(iii)	Vesting would not have occurred, or no payment or a lower payment would have been made to the recipient, based upon our restated financial results, financial condition or cash flow.
As a result of the compensation committee’s annual review, our compensation committee did not believe that our compensation policies and practices encourage excessive or unnecessary risk-taking in light of our strategic plan, business objectives and our enterprise risk profile. Accordingly, our compensation committee did not implement any material changes in response to this review.

PROPOSAL TWO:
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We view executive compensation as an important matter both to us and to our shareholders. As required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement. This advisory vote on the compensation of our NEOs allows our shareholders to express their views on our executive compensation programs.
The compensation committee considered the results from the shareholder advisory vote on executive compensation at our 2012 annual meeting of shareholders as support for the company’s compensation policies and practices. At our 2012 annual meeting of shareholders, more than 86% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. Our board of directors and our compensation committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. Our board of directors has determined that our shareholders should vote on a say-on-pay proposal each year in accordance with the preference expressed by shareholders on the "say-when-on-pay" proposal at our 2011 annual meeting of shareholders.
We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building shareholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities. The other objectives of our compensation programs for our executive officers are the following:

•	to motivate our executive officers to achieve strong financial performance, particularly increased revenue, profitability, free cash flow and shareholder value;

•	to attract and retain executive officers who we believe have the experience, temperament, talents and convictions to contribute significantly to our future success; and

•	to align the economic interests of our executive officers with the interests of our shareholders.

In light of these objectives, we have sought to reward our NEOs for achieving financial performance goals, creating value for our shareholders, and for loyalty and dedication to our company. We are working to implement a new culture that focuses on profit before tax, along with revenue growth, and our fiscal 2014 compensation program is designed to incentivize and reward short-term and long-term decisions that benefit earnings and increase shareholder value. Some examples of recent actions we have taken to further these objectives include:

•
Our decision to pay bonuses to our NEOs for fiscal 2013 under the fiscal 2013 second half bonus program for achieving $1.9 million of cost containment and operating income of $1.2 million in the back half of fiscal 2013 after paying no bonuses in fiscal 2012 and 2011;

•
Due to the success of the fiscal 2013 second half bonus program in achieving cost containment and increasing our profitability, our decision to implement a similar cash bonus program in fiscal 2014 that continues to focus on profitability and provides that no bonuses will be paid unless the Company achieves at least (i) $2.0 million of profit before taxes and (ii) revenue of at least $88.0 million;

•
Our decision to set the compensation of Messrs. Potts and Jensen between the 25th and 50th percentile of similarly situated executives and the compensation of Mr. Scribante at a level equal to the 75th percentile for similarly situated executives, thereby providing the executives with salary levels that do not compensate them to a level where the incentive based compensation is not material to the executives;

•
Our decision to maintain the fiscal 2014 base salaries of our NEOs that were in effect at the end of fiscal 2013 in order to provide incentive to the executives to achieve the incentive based cash objectives and increase shareholder value over the term of the long term incentive equity grants;

•
Granting long-term equity incentive awards in the form of three-year pro rata vesting restricted stock grants in order to reward our NEOs for increasing shareholder value and to motive and retain our NEOs while aligning their economic interests with our shareholders through long-term equity ownership. In addition, restricted stock is less dilutive to our shareholders than options because value to the employee can be achieved with fewer shares and can also provide a better incentive to our executives than stock options because restricted stock always maintains some intrinsic value and aligns the interests of our executives with those of our shareholders; and

•	Our executives have employment agreements that do not provide for tax gross-ups and do not have single triggers in the event of a change-of-control.
For a further description of our executive compensation programs, please see the disclosure under the heading “Executive Compensation” above.
Our board of directors would like the support of our shareholders for the compensation of our NEOs as disclosed in this proxy statement. Accordingly, for the reasons discussed above, our compensation committee recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement.”

The compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement will be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution, assuming a quorum exists. Abstentions will be counted for purposes of determining the presence of a quorum but will be disregarded in the calculation of votes cast for this purpose.
This advisory vote on the compensation of our NEOs is not binding on our company, our board of directors or the compensation committee of the board. However, the board and the compensation committee will review and consider the outcome of this advisory vote when making future compensation decisions for our NEOs.
RECOMMENDATION: Our compensation committee recommends a vote for approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables and narrative discussion contained in this proxy statement.

DIRECTOR COMPENSATION

During fiscal 2013, we offered the following compensation program for our non-employee directors: (a) an annual retainer of $40,000, payable in cash or shares of our Common Stock at the election of the recipient; (b) an annual stock option grant, vesting ratably over three years, with a grant date fair value of $45,000; (c) an annual retainer of $40,000 for the chairman of our board of directors, payable in cash or shares of Common Stock at the election of the recipient; (d) an annual retainer of $20,000 for the independent lead director; (e) an annual retainer of $30,000 for the chairman of the audit and finance committee of our board of directors, payable in cash or shares of Common Stock at the election of the recipient; (f) an annual retainer of $20,000 for the chairmen of the compensation committee, payable in cash or shares of Common Stock at the election of the recipient and (g) an annual retainer of $10,000 for the chairmen of the nominating and corporate governance committee of our board of directors, payable in cash or shares of Common Stock at the election of the recipient. In fiscal 2014, the compensation program for our non-employee directors is unchanged from fiscal 2013 other than providing for an annual retainer of $20,000 for the chairmen of the ad hoc litigation committee, payable in cash or shares of Common Stock at the election of the recipient, in lieu of the annual retainer for the lead independent director position that was eliminated due to the determination that our board chairman is independent under the listing standards of the NYSE MKT.

Our compensation committee did not engage a compensation consultant to establish the compensation program for our non-employee directors. However, the committee reviewed the National Association of Corporate Directors (NACD) Director Compensation Report, which provided a comprehensive report on director pay practices across a wide range of industries and company sizes, to determine the appropriate compensation levels for our non-employee directors. In order to attract potential new independent directors in the future, our board of directors has retained the flexibility to make an initial stock option or other form of equity-based grant or a cash award to any such new non-employee directors upon joining our board.

All non-management directors are required to own at least 25,000 shares. Directors are permitted to satisfy these ownership guidelines with shares of our Common Stock that they acquire through the exercise of stock options or other similar equity-based awards, through retention upon vesting of restricted shares or other similar equity-based awards and through direct share purchases. Our directors who were directors at the time of the adoption of the amended guidelines have until the fifth anniversary of the adoption to satisfy the ownership requirement. Newly elected directors will have until the fifth anniversary of their election to satisfy the ownership requirement. All of our directors have either satisfied the ownership requirement or have additional time to do so.

Director Compensation for Fiscal 2013

The following table summarizes the compensation of our non-employee directors for fiscal 2013. Directors who are also employees did not receive any compensation for their service as directors and they are therefore omitted from the table. We reimbursed each of our directors, including our employee directors, for expenses incurred in connection with attendance at meetings of our board and its committees.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Michael W. Altschaefl	70,000	29,678	—	99,678
Tryg C. Jacobson	40,000	29,678	—	69,678
James R. Kackley	80,000	29,678	—	109,678
Elizabeth Gamsky Rich	40,000	29,678	—	69,678
Thomas N. Schueller	50,000	29,678	—	79,678
Mark C. Williamson	80,000	29,678	—	109,678
________________

(1)
As permitted under our compensation program for non-employee directors, the following directors elected to receive the following portions of their fiscal 2013 retainer in shares of our Common Stock: Mr. Altschaefl - $35,000, which equated to 15,431 shares; Mr. Jacobson - $30,000, which equated to 14,991 shares.

(2)
Represents the grant date fair value of the awards pursuant to ASC Topic 718. Additional information about the assumptions that we used when valuing equity awards is set forth in our Annual Report on Form 10-K in the Notes to Consolidated Financial Statements for our fiscal year ended March 31, 2013.

(3)
The option awards outstanding as of March 31, 2013 for each non-employee director were as follows: Mr. Altschaefl held options to purchase 73,894 shares of our Common Stock; Mr. Jacobson help options to purchase 48,691 shares of our Common Stock; Mr. Kackley held options to purchase 139,037 shares of our Common Stock; Ms. Gamsky Rich held options to purchase 68,603 shares of our Common Stock; Mr. Schueller held options to purchase 68,603 shares of our Common Stock; and Mr. Williamson held options to purchase 79,186 shares of our Common Stock. All options vest ratably over a three-year continued board service period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of June 4, 2013, by:

• each person (or group of affiliated persons) known to us to be the beneficial owner of more than 5% of our Common Stock;

• each of our named executive officers;

• each of our directors; and

• all of our directors and current executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Under these rules, beneficial ownership also includes any shares as to which the individual or entity has the right to acquire beneficial ownership of within 60 days of June 4, 2013, through the exercise of any warrant, stock option or other right. Except as noted by footnote, and subject to community property laws where applicable, we believe that the shareholders named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Information is based on 20,177,922 shares outstanding as of June 4, 2013.

Except as set forth below, the address of all shareholders listed under “Directors and executive officers” is c/o Orion Energy Systems, Inc. 2210 Woodland Drive, Manitowoc, WI 54220.

	Shares Beneficially Owned
	Number	Percentage of Outstanding
Directors and executive officers
John Scribante(1)	275,421	1.3%
Michael J. Potts(2)	515,892	2.5%
Scott R. Jensen(3)	140,305	*
James R. Kackley(4)	366,900	1.8%
Michael W. Altschaefl(5)	110,979	*
Kenneth L. Goodson, Jr.(6)	-	*
Tryg C. Jacobson(7)	61,428	*
James D. Leslie(8)	8,400	*
Elizabeth G. Rich(9)	47,441	*
Thomas N. Schueller(10)	53,986	*
Mark C. Williamson(11)	77,739	*
All current directors and executive officers as a group (11 individuals)(12)	1,613,131	7.7%
Principal shareholders
GE Ventures LLC (13)	1,570,990	7.8%
Ariel Investments, LLC(14)	2,047,393	10.1%
Neal R. Verfuerth(15)	1,298,687	6.4%
____________

* Indicates less than 1%.

(1)
Consists of (i) 23,815 shares of Common Stock owned by Garden Villa on 3rd LLP; (ii) 25,000 shares of Common Stock held in the TMS Trust; (iii) 5,000 shares of restricted Common Stock vesting on June 18, 2013 and (iv) 221,606 shares of Common Stock issuable upon the exercise of options. The number does not include (i) 343,336 shares of Common Stock subject to options that will not become exercisable within 60 days of June 4, 2013 and (ii) 140,833 shares of restricted Common Stock that do not vest within 60 days of June 4, 2013.

(2)
Consists of (i) 422,352 shares of Common Stock; (ii) 88,540 shares of Common Stock issuable upon the exercise of options and (iii) 5,000 shares of restricted Common Stock vesting on June 18, 2013. The number does not include (i) 51,291 shares of Common Stock subject to options that will not become exercisable within 60 days of June 4, 2013 and (ii) 49,688 shares of restricted Common Stock that do not vest within 60 days of June 4, 2013.

(3)
Consists of (i) 12,000 shares of Common Stock; (ii) 125,805 shares of Common Stock issuable upon the exercise of options and (iii) 2,500 shares of restricted Common Stock vesting on June 18, 2013. The number does not include (i) 69,785 shares of Common Stock subject to options that will not become exercisable within 60 days of June 4, 2013 and (ii) 28,594 shares of restricted Common Stock that do not vest within 60 days of June 4, 2013.

(4)
Consists of (i) 207,976 shares of Common Stock; (ii) 113,924 shares of Common Stock issuable upon the exercise of options; and (iii) 45,000 shares of Common Stock beneficially owned by Mr. Kackley's grandchildren. The number does not include 61,681 shares of Common Stock subject to options that will not become exercisable within 60 days of June 4, 2013.

(5)
Consists of (i) 62,198 shares of Common Stock; and (ii) 48,781 shares of Common Stock issuable upon the exercise of options. The number does not include 61,681 shares of Common Stock subject to options that will not become exercisable within 60 days of June 4, 2013.

(6)	The number does not include 36,568 shares of Common Stock subject to options that will not become exercisable within 60 days of June 4, 2013.

(7)
Consists of (i) 37,850 shares of Common Stock; and (ii) 23,578 shares of Common Stock issuable upon the exercise of options. The number does not include 61,681 shares of Common Stock subject to options that will not become exercisable within 60 days of June 4, 2013.

(8)	The number does not include 36,568 shares of Common Stock subject to options that will not become exercisable within 60 days of June 4, 2013.

(9)
Consists of (i) 3,591 shares of Common Stock and (ii) 43,490 shares of Common Stock issuable upon the exercise of options. The number does not include 61,681 shares of Common Stock subject to options that will not become exercisable within 60 days of June 4, 2013.

(10)
Consists of (i) 10,496 shares of Common Stock held in an IRA; and (ii) 43,490 shares of Common Stock issuable upon the exercise of options. The number does not include 61,681 shares of Common Stock subject to options that will not become exercisable within 60 days of June 4, 2013.

(11)
Consists of (i) 20,000 shares of Common Stock and (ii) 57,739 shares of Common Stock issuable upon the exercise of options. The number does not include 61,681 shares of Common Stock subject to options that will not become exercisable within 60 days of June 4, 2013.

(12)
Includes 766,953 shares of Common Stock issuable upon the exercise of options and 12,500 shares of restricted Common Stock. The number does not include (i) 907,634 shares of Common Stock subject to options that will not become exercisable within 60 days of June 4, 2013 and (ii) 219,115 shares of restricted Common Stock that do not vest within 60 days of June 4, 2013.

(13)
The address of GE Ventures LLC., which we refer to as “Ventures,” is 800 Long Ridge Road, Stamford Connecticut 06927. Other than share ownership percentage information, the information set forth is as of December 31, 2012, as reported by Ventures in its Schedule 13G filed with us and the SEC. Ventures has shared voting and dispositive power of the shares with General Electric Company. General Electric Company may be deemed to be beneficial owner of the shares directly owned by Ventures.

(14)
The address of Ariel Investments, LLC, which we refer to as “Ariel,” is 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601. Other than share ownership percentage information, the information set forth is as of December 31,

2012, as reported by Ariel in its Schedule 13G filed with us and the SEC. Ariel has sole voting power as to 1,043,145 shares and sole dispositive power over 2,047,393 shares.

(15)
The address of Mr. Verfuerth is 5042 Pierce Drive, Manitowoc, WI 54220. Other than share ownership percentage information, the information set forth is as of December 31, 2012, as reported by Mr. Verfuerth in his Schedule 13G filed with us and the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and persons who beneficially own more than ten percent of our common stock, no par value per share (which we refer to as our “Common Stock”), to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5) of our Common Stock with the SEC. The SEC requires executive officers, directors and greater than ten percent shareholders to furnish us with copies of all these forms filed with the SEC.
To our knowledge, based solely upon our review of the copies of these forms received by us, or written representations from certain reporting persons that no additional forms were required for those persons, we believe that all of our executive officers and directors complied with their reporting obligations during fiscal 2013, except that each of Messrs. Altschaefl and Jacobson inadvertently did not file a Form 4 within two business days following the receipt of shares of our Common Stock on February 8, 2013 as part of their fiscal 2013 retainer.
Policies and Procedures Governing Related Person Transactions

Our policy is to enter into transactions with related persons on terms that, on the whole, are no less favorable to us than those available from unaffiliated third parties. Our board of directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers, nominees for director, holder of 5% or more of our Common Stock or any of their immediate family members; and

•
a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to our audit and finance committee certain information relating to related person transactions for review, approval or ratification by our audit and finance committee. In making a determination about approval or ratification of a related person transaction, our audit and finance committee will consider the information provided regarding the related person transaction and whether consummation of the transaction is believed by the committee to be in our best interests. Our audit and finance committee may take into account the effect of a director’s related person transaction on the director’s status as an independent member of our board of directors and eligibility to serve on committees of our board under SEC rules and the listing standards of the NYSE MKT. Any related person transaction must be disclosed to our full board of directors.

Related Person Transactions

Set forth below are certain related person transactions that occurred in our fiscal year 2013. Based on our experience in the business sectors in which we participate and the terms of our transactions with unaffiliated third persons, we believe that all of the transactions set forth below (i) were on terms and conditions that were not materially less favorable to us than could have been obtained from unaffiliated third parties and (ii) complied with the terms of our policies and procedures regarding related person transactions. All of the transactions set forth below have been ratified by our audit and finance committee.

In fiscal 2013, Josh Kurtz and Zach Kurtz, two of our national account managers, each received $235,796 of compensation from us in their capacities as employees. Included in this compensation was $32,462 related to the grant date fair value calculated pursuant to ASC Topic 718 for stock options granted during the fiscal year. Messrs. Kurtz and Kurtz are family members of Neal R. Verfuerth, our former chief executive officer and 5% owner of our Common Stock.

AUDIT AND FINANCE COMMITTEE MATTERS

Report of the Audit and Finance Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Our audit and finance committee has adopted certain pre-approval categories for each fiscal year. These categories relate to auditor assistance with periodic filings with the SEC, auditor assistance with board approved capital raising or debt financing, auditor assistance with board approved acquisitions, auditor assistance with due diligence, required responses to SEC comment letters, and auditor assistance with routine tax matters.

We, the members of the audit and finance committee, represent the following:

1.
As required by our charter, we reviewed the company’s financial statements for the fiscal year 2013 and met with management, as well as representatives of BDO USA, LLP, the company’s independent registered public accounting firm (which we refer to as “BDO”) for fiscal year 2013, to discuss the financial statements.

2.	We also discussed with members of BDO the matters required to be discussed by the Statement on Auditing Standards 61, Communications with Audit Committees, as amended.

3.
In addition, we received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the audit and finance committee concerning independence, and discussed with members of BDO their independence from management and the company.

4.
Based on these discussions, the financial statement review and other matters we deemed relevant, we recommended to the company’s board of directors that the company’s audited financial statements for the fiscal year 2013 be included in the company’s Annual Report on Form 10-K for the year ended March 31, 2013.

Respectfully submitted by the audit and finance committee:

Michael W. Altschaefl, Chair
Thomas N. Schueller
Mark C. Williamson

Principal Accountant Services and Fees

BDO serves as our independent registered public accounting firm. Grant Thornton LLP (which we refer to as “GT”) served as our independent registered public accounting firm prior to the appointment of BDO.

On August 18, 2011 we notified GT that we had hired a new firm as our independent registered public accounting firm for our 2012 fiscal year ending March 31, 2012. The decision to hire a new independent registered public accounting firm was recommended and approved by our audit and finance committee to our board of directors on August 18, 2011.

The audit reports of GT on our consolidated financial statements as of and for the years ended March 31, 2011 and March 31, 2010 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of our consolidated financial statements for each of the fiscal years ended March 31, 2011 and March 31, 2010, and through the date of the change in independent registered public accounting firms, there were: (1) no disagreements between our company and GT on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of GT, would have caused GT to make reference to the subject matter of the disagreement in their reports on our financial statements for such years, and (2) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

In accordance with Item 304(a)(3) of Regulation S-K, we furnished a copy of the above disclosures to GT and requested that GT furnish us with a letter addressed to the SEC stating whether or not GT agrees with the above statements. A copy of such letter dated August 22, 2011 was attached as Exhibit 16.1 to a Current Report on Form 8-K filed with the SEC on August 22, 2011.

On August 18, 2011, we retained BDO as our independent registered public accounting firm for our 2012 fiscal year ending March 31, 2012. During the two most recent fiscal years, and through the most recent interim report preceding the change in independent registered public accounting firms, we had not consulted with BDO regarding any of the following:

i.	The application of accounting principles to a specific transaction, either completed or proposed;

ii.	The type of audit opinion that might be rendered on our financial statements; or

iii.	Any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K; or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of BDO are expected to be present at our annual meeting. They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table presents fees billed for professional services rendered for the audit of our annual financial statements for fiscal 2013 and fiscal 2012 and fees billed for other services rendered during fiscal 2013 and fiscal 2012:

	Fiscal 2013	Fiscal 2012
Audit fees(1)	$317,425	$284,006
Audit-related fees(2)	—	14,763
Tax fees(3)	—	50,741
All other(4)	11,705	100,550
Total fees	$329,130	$450,060
____________

(1)
Represents the aggregate fees billed for the integrated audit of our fiscal 2013 and 2012 financial statements, respectively, review of quarterly financial statements and attendance at audit committee meetings and shareholder meetings.

(2)	Represents the aggregate fees billed for audit of our benefit plans by prior audit firm.

(3)	Represents the aggregate fees billed for tax compliance by prior audit firm.

(4)
Represents, with respect to fiscal 2012, the aggregate fees billed for audit and consent fees by prior audit firm and, with respect to fiscal 2013, the aggregate fees for work on the SEC investigation related to our solar revenue recognition restatement.

Audit Committee Pre-Approval Policy

The audit and finance committee, in accordance with its charter, must pre-approve all non-audit services provided by our independent registered public accountants. The audit and finance committee generally pre-approves specified services in the defined categories of audit services, audit related services and tax services up to specified amounts. Pre-approval may also be given as part of our audit and finance committee’s approval of the scope of the engagement of the independent registered public accountants or on an individual, explicit case-by-case basis before the independent auditor is engaged to provide each service.

The audit and finance committee has considered whether the provision of the services not related to the audit of the financial statements acknowledged in the table above was compatible with maintaining the independence of BDO and is of the opinion that the provision of these services was compatible with maintaining BDO’s independence.

PROPOSAL THREE:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit and finance committee has selected BDO USA, LLC (which we refer to as “BDO”) to be our independent registered public accounting firm for our fiscal year 2014. In selecting BDO to be our independent registered public accounting firm for the fiscal year 2014, our audit and finance committee considered the results from its review of BDO’s independence, including (i) all relationships between BDO and our company and any disclosed relationships or services that may impact BDO’s objectivity and independence; (ii) BDO’s performance and qualification as an independent registered public accounting firm; and (iii) the fact that the BDO engagement audit partner is rotated on a regular basis as required by applicable laws and regulations.

Our audit and finance committee charter does not require that our shareholders ratify the selection of BDO as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our shareholders do not ratify the selection, our audit and finance committee may reconsider whether to retain BDO, but still may retain the firm. Even if the selection is ratified, our audit and finance committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

RECOMMENDATION OF THE BOARD: The board recommends a vote for the approval of the ratification of BDO USA, LLC as our independent registered public accounting firm for our fiscal year 2014.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom a copy of this proxy statement has been delivered, upon written or oral request, a copy of our Annual Report on Form 10-K for our fiscal year ended March 31, 2013. Requests should be made to our Board Secretary at our principal executive offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220; telephone number (800) 660-9340.

SHAREHOLDER PROPOSALS

We did not receive any shareholder proposals for inclusion in this year’s proxy statement. All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) for presentation at our 2014 annual meeting of shareholders must be received at our offices located at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, by February 24, 2014, for inclusion in our proxy statement for our 2014 annual meeting.

A shareholder who intends to present business, other than a shareholder proposal pursuant to Rule 14a-8, or nominate a director at our 2014 annual meeting must comply with the requirements set forth in our bylaws. Among other things, a shareholder must give written notice to our Board Secretary on or before December 31, 2013, unless our 2014 annual meeting is on or after May 1, 2014, in which case notice must be received not later than the close of business on the day which is determined by adding to December 31, 2013 the number of days starting with May 1, 2014 and ending on the date of the 2013 annual meeting. By way of example, if our 2014 annual meeting takes place on August 7, 2014, then such notice to be timely must be received not later than the close of business on April 9, 2014.

If the notice is not timely received in accordance with the foregoing, then we are not required to present such proposal at the 2014 annual meeting because the notice will be considered untimely. If our board of directors chooses to present such a shareholder proposal submitted after its due date at the 2014 annual meeting, then the persons named in proxies solicited by our board of directors for the 2014 annual meeting may exercise discretionary voting power with respect to such proposal.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with our board or with particular directors may send correspondence to our Board Secretary at Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220. Our Board Secretary will forward all appropriate communications to our board or to particular directors as directed or as appropriate. Shareholders may also communicate directly with non-management directors of our board by directing communications to Orion Energy Systems, Inc., 2210 Woodland Drive, Manitowoc, Wisconsin 54220, Attn: Chairman of the Board.

MAILINGS TO HOUSEHOLDS

To reduce duplicate mailings, we are now sending only one copy of any proxy statement or annual report to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders. upon written request, we will promptly deliver a separate copy of any annual report or proxy statement to a shareholder at a shared address.

If you wish to receive separate copies of each proxy statement and annual report please notify us by writing or calling our Board Secretary at 2210 Woodland Drive, Manitowoc, Wisconsin 54220, telephone number (800) 660-9340. If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple proxy statements and annual reports. To discontinue duplicate mailings, notify us by writing or calling our Board Secretary.

PROXY SOLICITATION

We will bear the costs of solicitation of proxies for our annual meeting. In addition to solicitation by mail, directors, officers and our regular employees may solicit proxies from shareholders by telephone, telegram, in person or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with the solicitation. Brokers, nominees, fiduciaries, and other custodians who are requested to forward soliciting material to the beneficial owners of our Common Stock held of record by them will be reimbursed for their reasonable expenses.

YOUR VOTE IS IMPORTANT.

THE PROMPT RETURN OF PROXIES WILL SAVE OUR COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
: INTERNET/MOBILE – www.eproxy.com/oesx Use the Internet to vote your proxy until 12:00 p.m. (CT) on August 6, 2013.
( PHONE – 1-800-560-1965Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on August 6, 2013.
* MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
Please detach here
The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of directors:	01 Kenneth L. Goodson, Jr.	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
02 James R. Kackley
03 James D. Leslie
04 Thomas N. Schueller

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory vote on the approval of the compensation of the Company’s named executive ☐ For ☐ Against ☐ Abstain officers as disclosed in the proxy statement.

3.	Ratification of BDO USA, LLP to serve as the Company’s independent registered ☐ For ☐ Against ☐ Abstain public accounting firm for fiscal year 2014.
4. On such other matters that may properly come before the annual meeting in accordance with the best judgment of the persons named as proxies.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE FOUR DIRECTOR NOMINEES INDICATED ABOVE AND FOR ITEMS 2 AND 3. IT WILL ALSO BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES NAMED HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Change? Mark box, sign, and indicate changes below: ☐	Date ______________________________________

Signature(s) in Box
Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

ORION ENERGY SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, August 7, 2013
1:00 p.m. (Local Time)

Corporate Headquarters
2210 Woodland Drive
Manitowoc, Wisconsin 54220

ORION ENERGY SYSTEMS, INC. 2210 Woodland Drive Manitowoc, Wisconsin 54220	proxy
This proxy is solicited by the Board of Directors for use at the Annual Meeting on August 7, 2013.
The undersigned hereby appoints John H. Scribante and Scott R. Jensen, and each of them, proxies with full power of substitution to vote all shares of Common Stock of Orion Energy Systems, Inc. of record in the name of the undersigned at the close of business on June 4, 2013 at the Annual Meeting of Shareholders of Orion Energy Systems, Inc. to be held on August 7, 2013, or at any adjournment or postponement thereof.
I further acknowledge receipt of the Notice of the Annual Meeting, the Proxy Statement and the Annual Report on Form 10-K, and I hereby revoke any other proxy I may have executed previously for the 2013 Annual Meeting of Shareholders.

See reverse for voting instructions.